UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ For Use of the Commission Only (as permitted by

        Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 19, 2010

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 28, 2010. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

Harold McGraw III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 28, 2010

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 28, 2010, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect four Directors;

•	approve amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and eliminate related supermajority voting provisions (Items 2a and 2b of Proposal Two);

•	approve amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting for mergers and certain other transactions (Items 3a through 3d of Proposal Three);

•	approve amendments to the Company’s Restated Certificate of Incorporation to eliminate the “Fair Price” provision;

•	approve the Company’s Amended and Restated 2002 Stock Incentive Plan;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2010;

•	vote on two shareholder proposals, if properly presented at the Meeting; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 8, 2010, the record date for the Meeting.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 19, 2010

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2010 Annual Meeting of Shareholders

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The McGraw-Hill Companies, Inc.

Proxy Statement

2010 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 28, 2010.

THE COMPANY’S ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.mcgraw-hill.com/investor_relations.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2010 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 28, 2010, at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about March 19, 2010.

What will I vote on?

The following items:

•	election of four Directors;

•	amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and eliminate related supermajority voting provisions (Items 2a and 2b);

•	amendments to the Company’s Restated Certificate of Incorporation to eliminate supermajority voting for mergers and certain other transactions (Items 3a through 3d);

•	amendments to the Company’s Restated Certificate of Incorporation to eliminate the “Fair Price” provision;

•	approval of the Company’s Amended and Restated 2002 Stock Incentive Plan;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2010;

•	two shareholder proposals, provided the proposals are properly presented at the Meeting; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 8, 2010, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date,              shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

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as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

What should I do if I want to attend the Annual Meeting?

All shareholders and employees of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of The McGraw-Hill Companies stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. The McGraw-Hill Companies employees wishing to attend the Annual Meeting can present their employee identification card to be admitted.

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If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring it with you.

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If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these plans and you have shares of common stock of the Company allocated to your account under these plans, you may vote your shares held in these plans as of March 8, 2010 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from BNY Mellon Shareowner Services, the Company’s transfer agent. BNY Mellon Shareowner Services must receive your instructions by 2:00 p.m. (EDT) on April 26, 2010 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee not to exceed $21,500 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

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Item One – A nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election, New York law provides that the Director continues to serve as a Director in a hold-over capacity. The Company’s By-Laws provide that, in such circumstances, the Director is required to tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. Abstentions and broker non-votes, if any, will not be counted either for or against the election of a Director nominee.

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Items 2a and 2b – The affirmative vote of 80% of the outstanding shares of common stock is required to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and eliminate related supermajority voting provisions. Abstentions and broker non-votes, if any, are not affirmative votes, and will therefore have the same effect as a vote “against” each of Items 2a and 2b, respectively.

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Items 3a through 3d – The affirmative vote of two-thirds of the outstanding shares of common stock is required to amend the Company’s Restated Certificate of Incorporation to eliminate supermajority voting for mergers and certain other transactions. Abstentions and broker non-votes, if any, are not affirmative votes, and will therefore have the same effect as a vote “against” each of Items 3a through 3d, respectively.

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Item Four – The affirmative vote of 80% of the outstanding shares of common stock is required to amend the Company’s Restated Certificate of Incorporation to eliminate the “Fair Price” provision. Abstentions and broker non-votes, if any, are not affirmative votes, and will therefore have the same effect as a vote “against” this proposal.

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Item Five – The affirmative vote of the holders of a majority of the votes cast is required to approve the Company’s Amended and Restated 2002 Stock Incentive Plan. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

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Item Six – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2010. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

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Items Seven and Eight – The affirmative vote of the holders of a majority of the votes cast is required to approve each of the shareholder proposals. Abstentions and broker non-votes, if any, will not be counted either for or against these proposals.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. If the proposal is considered “routine” under the rules of the New York Stock Exchange, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares without your instructions. When that happens, it is called a “broker non-vote.”

The New York Stock Exchange has informed the Company that Items 2, 3, 4 and 6 in this Proxy Statement will be considered routine under its rules.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and eliminate related supermajority voting for each of Items 2a and 2b;

•	for amendments to the Company’s Restated Certificate of Incorporation to eliminate the supermajority voting for each of Items 3a through 3d;

•	for amendments to the Company’s Restated Certificate of Incorporation to eliminate the “Fair Price” provision;

•	for approval of the Company’s Amended and Restated 2002 Stock Incentive Plan;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2010; and

•	against each of the shareholder proposals.

How do I submit a shareholder proposal for the 2011 Annual Meeting?

The Company’s 2011 Annual Meeting is scheduled for April 27, 2011. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 19, 2010. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 29, 2010 and no later than January 28, 2011. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

During the proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. Throughout the year, registered shareholders can give consent by enrolling in MLinkSM, a secure, online mailbox for electronic delivery of the Annual Report and Proxy Statement, as well as account statements. Go to www.bnymellon.com/shareowner/isd and enter the requested information to enroll in MLink. Owners of shares through one of the Company’s 401(k) Plans may consent at www.electronicconsent.com/mhp.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to provide your consent.

What are the benefits of electronic delivery?

If you received your Annual Meeting materials by mail, we strongly encourage you to sign up to receive these materials via e-mail. Electronic delivery helps the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery and resume mail delivery of the Proxy Statement and Annual Report. Registered shareholders should log on to www.bnymellon.com/shareowner/isd and click “decline” in the MLink Profile tab. Owners of shares through one of the Company’s 401(k) Plans can revoke consent at www.electronicconsent.com/mhp.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2009 Annual Report to shareholders beginning on or about March 19, 2010.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement or Annual Report?

If you wish to receive a separate copy of the 2009 Annual Report or this Proxy Statement, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested.

Where can I find the voting results?

We will publish voting results in a Form 8-K which we will file with the SEC on or before May 4, 2010. To view this Form 8-K online, go to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. Under the Company’s current Restated Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is currently elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting. New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible.

Four Director nominees, Ms. Hilda Ochoa-Brillembourg and Messrs. Pedro Aspe, Robert P. McGraw and Edward B. Rust, Jr., are currently serving as Directors of the Company. All four of these Director nominees are being nominated at this Annual Meeting for three-year terms that will expire in 2013.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

The Board of Directors has adopted amendments to the Company’s Restated Certificate of Incorporation that, if approved by the shareholders at this Annual Meeting, will provide for the annual election of all Directors beginning with the 2011 Annual Meeting. (See Items 2a and 2b on pages 69 through 71.) To effectuate this change, each of the four Directors noted above who is standing for re-election at this Annual Meeting and each Director currently serving a term that expires in 2012 has submitted a conditional resignation that will become effective if the shareholders approve the amendments to declassify the Board, and in that event, provides that the Director’s term will expire at the Annual Meeting in 2011, subject to the Director’s successor being duly elected.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)

(A) such Director is a current partner or employee of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director has an immediate family member who is a current partner of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s, or any of its subsidiaries’, audit; or (D) such Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

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BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time. The Company and its business units provide the following types of products and services from time to time to BT Group plc: credit ratings services, seminars, index services, data subscriptions and licensing of publications, software and information products and equity research information and services.

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Emerging Markets Management, LLC. Ms. Hilda Ochoa-Brillembourg is a principal shareholder of Emerging Markets Management, LLC. The Company and its business units provide the following types of products and services from time to time to Emerging Markets Management, LLC: index services, data subscriptions and licensing of publications and equity research information and services.

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Evercore Partners, Inc. Mr. Pedro Aspe is the Co-Chairman of Evercore Partners, Inc. The Company and its business units retain Evercore Partners, Inc. and its affiliated entities from time to time to provide investment banking and financial advisory services. The Company and its business units provide the following types of products and services from time to time to Evercore Partners, Inc.: data subscriptions and licensing of publications, software and information products and equity research information and services.

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Howard University. Mr. Kurt L. Schmoke is the Dean of the Howard University School of Law. The Company and its business units sell textbooks and other educational materials from time to time to Howard University.

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State Farm Insurance Companies. Mr. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Insurance Companies. The Company and its business units provide the following types of products and services from time to time to State Farm Insurance Companies: seminars, index services, data subscriptions and licensing of publications, software and information products, equity research information and services, proprietary market research and syndicated research studies.

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Yale University. Ms. Linda Koch Lorimer is the Vice President and Secretary of Yale University. The Company and its business units provide the following types of products and services from time to time to Yale University: credit ratings services, data subscriptions and licensing of publications, software and information products and equity research information and services.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2009 Annual Meeting.

Leadership Structure of the Board of Directors

The Company’s business and affairs are overseen by its Board of Directors which currently has 11 members. There is one management representative on the Board and, of the 10 remaining Directors, nine are independent. The Board has standing Nominating and Corporate Governance, Audit and Compensation Committees composed solely of outside independent Directors. The Chair of each Committee reports to the full Board as appropriate from time to time. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee.

The Company’s Corporate Governance Guidelines provide that the Board shall select annually the Chairman of the Board based upon the criteria that the Company’s independent Nominating and Corporate Governance Committee recommends and that the Directors believe to be in the best interests of the Company. This process includes a consideration of whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Company’s needs, and the strengths and talents of its executives, at any given time. On April 29, 2009, the Board appointed Harold McGraw III as the Chairman of the Board, President and Chief Executive Officer of the Company for the period April 29, 2009 through April 28, 2010.

The Company’s Corporate Governance Guidelines further provide that, in the event the Chief Executive Officer is also serving as Chairman of the Board, the Board shall designate an independent Director to serve as Presiding Director. The selection of the Presiding Director is made at a meeting at which only independent Directors are present.

The position of Presiding Director is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. On April 29, 2009, the Board appointed Mr. Edward B. Rust, Jr., the Chairman of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period April 29, 2009 through April 28, 2010. As Presiding Director, Mr. Rust has the following responsibilities as set forth in the Company’s Corporate Governance Guidelines:

“(i) be readily available to be consulted by any of the senior executives of the Company as to any concerns they may have about the Company; (ii) be readily available to all Directors to communicate their issues and concerns to the Chief Executive Officer; (iii) be readily available to the Chief Executive Officer to offer counsel; (iv) preside at all meetings of the Board at which the Chairman is not present, including all meetings of non-management Directors and all executive sessions of the independent Directors; (v) authority to call meetings of the independent Directors, including in the event of a crisis and/or the incapacitation of the Chief Executive Officer; (vi) communicate Directors’ feedback to the Chief Executive Officer from the meetings of the non-management Directors and from informal conversations with Directors; (vii) review and approve the proposed agenda for each upcoming Board meeting and the annual Board calendar; (viii) review and approve meeting schedules to assure there is sufficient time for discussion of all agenda items; (ix) consult with the other Directors and advise the Chief Executive Officer about the quality and timeliness of the materials distributed to the Board; (x) review and approve the materials and information sent to the Board; (xi) interview, along with the Chief Executive Officer and, as applicable, the Chair of the Nominating and Corporate Governance Committee, candidates for the Board; and (xii) assist the Nominating and Corporate Governance Committee with broad issues of corporate governance.”

The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. This leadership structure provides clarity that Harold McGraw III, the Chief Executive Officer and Chairman, has primary responsibility for managing the Company’s business, implementing the Company’s strategy and directing the work of other officers, under the oversight, and subject to the review, of the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables Mr. McGraw to act as the key link between the Board and other members of management. It also facilitates the Board’s decision-making process because Mr. McGraw, who has first-hand knowledge of our operations and the major issues facing the Company, chairs the Board meetings where the Board discusses strategic and business issues.

Role of Board of Directors in Risk Oversight

The Board of Directors administers its risk oversight role through its Committee structure and the Committee’s regular reports to the Board at each Board meeting. The Board’s Audit Committee meets frequently during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements. The Chair of the Audit Committee provides the Board with a report concerning its risk oversight activities at each Board meeting.

In 2009, the Compensation Committee engaged the compensation consulting firm of Towers Watson to conduct a risk assessment of the Company’s compensation program applicable to corporate and business segment employees. During this review, Towers Watson studied the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process. It also interviewed the Company’s Chief Executive Officer and other key senior executives to inquire about business strategies and areas of risk faced by the Company and its business segments. Based on the results of Towers Watson’s review, the Compensation Committee concluded that the Company’s executive compensation program does not encourage inappropriate risk taking and that the Company has a strong culture, organizational structure and operating policies in place to effectively manage operational risk.

Additionally, in 2009, both the full Board and the Company’s Audit Committee reviewed with management the compliance framework under which the Company’s Standard & Poor’s business operates, including its quality, criteria, compliance and risk management functions.

Process for Identifying and Evaluating Directors and Nominees

The Nominating and Corporate Governance Committee reviews with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. The Committee also recommends to the Board the general criteria for selection of proposed nominees for election as Directors and the slate of individuals who will constitute the nominees of the Board for election as Directors at each Annual Meeting. In addition to qualities of intellect, integrity and judgment, this assessment by the Committee takes into consideration diversity, background, senior management experience and an understanding of some combination of marketing, finance, technology, international business matters, government regulation, education and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders. Although the Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Committee has retained Heidrick & Struggles International, Inc., an independent third-party search firm, to assist the Board in identifying and reviewing prospective Director nominees. The Committee has sole authority to retain and terminate search firms, and to approve the fees and other retention terms of any search firms.

Specific Experience, Qualifications, Attributes and Skills of Directors

The Nominating and Corporate Governance Committee has reviewed with the Board the specific experience, qualifications, attributes and skills of each Director, including each nominee for election as a Director at the Annual Meeting. The Committee has concluded that each Director has the appropriate skills and characteristics required of Board membership, and each possesses an in-depth knowledge of the Company’s complex global businesses and strategy. The Committee further believes that our Board is composed of well-qualified and well-respected Directors who are prominent in business, finance and academia. The experience and key competencies of each Director, as reviewed and considered by the Committee, are set forth below.

Pedro Aspe: As Co-Chairman of Evercore Partners, Inc., a leading investment bank boutique in the United States, and Chief Executive Officer of Protego, an investment banking company headquartered in Mexico, Mr. Aspe has substantial financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Mr. Aspe to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets. As a Professor of Economics at ITAM (Instituto Tecnológico Autónomo de México), Mr. Aspe has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market. The positions Mr. Aspe has held with the Mexican government have given him extensive government regulation and public policy experience which is extremely important to the Company in the conduct of its complex global business.

Sir Winfried Bischoff: As Chairman of Lloyds Banking Group plc and former Chairman of Citigroup, Inc. and Schroders plc, Sir Win has substantial financial services, capital markets, finance and accounting experience, broad international business exposure, and extensive experience involving government regulation and public policy. This experience enables Sir Win to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, education and business information markets.

Douglas N. Daft: As former Chairman and Chief Executive Officer of The Coca-Cola Company, the largest manufacturer, distributor and marketer of nonalcoholic beverages in the world, Mr. Daft has substantial sales, marketing, finance and accounting experience, broad international business exposure and an extensive knowledge of government regulation and public policy. This experience enables Mr. Daft to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets. As an overseer board member for the International Business School of Brandeis University, a member of the Board of Governors of Thunderbird School of Global Management and the Garvin School of International Management, and Chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Mr. Daft has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

Linda Koch Lorimer: As Vice President and Secretary of Yale University, former President of Randolph-Macon Woman’s College, former Associate Provost of Yale University, former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition, and Trustee of Hollins University, Ms. Lorimer has broad insight into the operation of educational institutions and extensive experience involving government regulation and public policy. As a result of this experience, Ms. Lorimer is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market. In addition, Ms. Lorimer has been responsible during the past six years for Yale University’s Office of International Affairs, which gives her insight into the global developments affecting the Company. Ms. Lorimer has also been a director of three other publicly traded companies, including service on audit and compensation committees where she contributed valuable guidance in corporate strategic and financial policy matters.

Harold McGraw III: As President and Chief Executive Officer of the Company, and through the many positions Mr. McGraw has held with the Company since joining the Company in 1980, Mr. McGraw has substantial financial services, capital markets, finance, accounting, education, sales and marketing experience, and broad international business exposure. This experience enables Mr. McGraw to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, education and business information markets. As former Chairman and a member of Business Roundtable, Chairman of the Emergency Committee for American Trade (ECAT), and as a member of The U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN) and The Business Council, Mr. McGraw has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Robert P. McGraw: As Chairman and Chief Executive Officer of Averdale Holdings, LLC, an international investment company, and through the many positions Mr. McGraw has previously held with the Company, Mr. McGraw has broad insight into the operation of educational institutions, substantial sales and marketing experience, and extensive international business exposure, particularly in China which is a major growth market for the Company. This experience enables Mr. McGraw to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market, and effective leadership in the conduct of its business as a global information services provider serving the financial services and business information markets.

Hilda Ochoa-Brillembourg: As President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, a Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC, and as former Chief Investment Officer of the Pension Investment Division at the World Bank, Ms. Ochoa-Brillembourg has substantial finance, accounting, financial services and capital markets experience, and broad international business exposure. As a lecturer at the Universidad Catolica Andres Bello in Venezuela, Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government, and Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University,

Ms. Ochoa-Brillembourg has broad insight into the operation of educational institutions and extensive government regulation and public policy experience. This experience is extremely valuable to the Company in the conduct of its complex global business.

Sir Michael Rake: As Chairman of BT Group plc, one of the largest communications companies in the world, and former Chairman of KPMG International, one of the world’s leading accounting organizations, Sir Michael has substantial finance, accounting, financial services, capital markets, technology and digital products experience, and broad international business exposure. This experience enables Sir Michael to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, education and business information markets. The positions that Sir Michael has held as Chair of the Commission for Employment and Skills in the UK, as a member of the DTI UK/US Taskforce on Regulation, on the Board of the TransAtlantic Business Dialogue and as a member of the CBI International Advisory Board have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business. As a Governor of Wellington College, Sir Michael has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

Edward B. Rust, Jr.: As Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, Mr. Rust has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and extensive government regulation and public policy exposure. This experience enables Mr. Rust to provide the Company with effective leadership as a global information services provider serving the financial services, education and business information markets. As a Trustee for Illinois Wesleyan University and a former member of President George W. Bush’s Transition Advisory Team Committee on Education, Mr. Rust has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market.

Kurt L. Schmoke: As Dean of the Howard University School of Law and a former partner at the law firm of Wilmer Cutler & Pickering, Mr. Schmoke has substantial education and legal experience. This experience enables Mr. Schmoke to provide the Company with effective leadership as a global information services provider serving the financial services and business information markets, and as a global provider of instructional, assessment and reference products and solutions for the education market. As a former Mayor of Baltimore, the former State’s Attorney for Baltimore, a member of the Council on Foreign Relations, and a former member of President Jimmy Carter’s domestic policy staff, Mr. Schmoke has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Sidney Taurel: As former Chairman and Chief Executive Officer of Eli Lilly and Company, a global pharmaceutical company, Mr. Taurel has substantial sales and marketing, financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Mr. Taurel to provide the Company with effective leadership as a global information services provider serving the financial services, education and business information markets. As a member of the Board of Overseers of the Columbia Business School, and as a founder of the International School of Indiana, an international school located in Indianapolis, Mr. Taurel has broad insight into the operation of educational institutions and is able to provide the Company with valuable guidance in its business as a global provider of instructional, assessment and reference products and solutions for the education market. The positions Mr. Taurel has held as a member of The Business Council, the Homeland Security Advisory Council, President George W. Bush’s Export Council, and the Advisory Committee for Trade Policy and Negotiations have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Directors’ Biographies

Class of 2013

The following four Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at the Annual Meeting to serve three- year terms that will expire at the 2013 Annual Meeting. Please see pages 1 through 6 and page 69 of this Proxy Statement for voting information. If shareholders approve Item 2a to declassify the Board of Directors, which appears on pages 69 through 71 of this Proxy Statement, then the conditional resignation that each of these Directors has submitted shall become effective and each Director’s term will expire at the Annual Meeting in 2011, subject to the Director’s successor being duly elected.

Pedro Aspe, age 59, is Co-Chairman of Evercore Partners, Inc., a leading investment bank boutique in the United States, and Chief Executive Officer of Protego, headquartered in Mexico City. Since 1996 Protego has advised in more than 200 transactions, including private equity placements, mergers and acquisitions, project financing and municipal bonds. In 2006, Protego combined with Evercore Partners, based in New York. Dr. Aspe has been a professor of Economics at ITAM and has held a number of positions with the Mexican government: was founder of INEGI (National Bureau of Statistics), Secretary of the Budget and Secretary of the Treasury of Mexico. Dr. Aspe is a member of the Visiting Committee of the Department of Economics of MIT and a member of the Board of CIDE. Currently he is a director of The Carnegie Corporation (New York) and of Televisa (Mexico), and sits on the Advisory Board of Marvin & Palmer (Wilmington) and Endeavor (Mexico). Dr. Aspe has served as a Director of the Company since 1996 and is a member of the Compensation and Nominating and Corporate Governance Committees.

Robert P. McGraw, age 55, has been Chairman and Chief Executive Officer of Averdale Holdings, LLC since 1999. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 65, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the Harvard Management Company, Inc., the Fulbright Association and the Atlantic Council. She is also Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee of the Washington National Opera. She is Vice Chairman, Group of 50, of the Carnegie Endowment for International Peace. She is also an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. She is a former Director of the World Bank/International Monetary Fund Credit Union. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Edward B. Rust, Jr., age 59, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Insurance Companies from 1985 to 1998, and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust has served as a Director of the Company since 2001 and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Executive Committees. He also serves as the Presiding Director of the Company’s Board of Directors.

Class of 2012

The following three Directors will continue in office until the 2012 Annual Meeting. If shareholders approve Item 2a to declassify the Board of Directors, which appears on pages 69 through 71 of this Proxy Statement, then the conditional resignation that each of these Directors has submitted shall become effective and each Director’s term will expire at the Annual Meeting in 2011, subject to the Director’s successor being duly elected.

Sir Michael Rake, age 62, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, serving customers in more than 170 countries, since September 2007. Prior to being named Chairman of BT, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael Rake is Chair of the Commission for Employment and Skills in the UK and has been Chairman of easyJet since January 2010. He sits on the Boards of Barclays and the Financial Reporting Council. He is a member of the Board of the TransAtlantic Business Dialogue and a member of the CBI International Advisory Board. Educated at Wellington College, where he is a Governor, Sir Michael Rake is qualified as a UK chartered accountant. He was knighted in 2007 for his services to the accounting profession. Sir Michael Rake has served as a Director of the Company since 2007 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

Kurt L. Schmoke, age 60, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. He was a Director of the Baltimore Life Companies and the World Wildlife Fund. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 61, is Chairman Emeritus of Eli Lilly and Company. Prior to that he was Chairman of Eli Lilly and Company from 1999 to December 31, 2008 and Chief Executive Officer from 1999 to March 31, 2008. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. Mr. Taurel is a Director of IBM. He is a member of the Board of Overseers of the Columbia Business School, a member of The Business Council, and a Trustee of the Indianapolis Museum of Art. He is also a Director of BioCrossroads. Mr. Taurel served on President George W. Bush’s Homeland Security Advisory Council from 2002 to 2004, on the President’s Export Council from 2003 to 2007, and the Advisory Committee for Trade Policy and Negotiations from 2007 to 2009. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Class of 2011

The following four Directors will continue in office until the 2011 Annual Meeting.

Sir Winfried Bischoff, age 68, has been Chairman of Lloyds Banking Group plc since September 15, 2009. Prior to that he was Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, from December 11, 2007 through February 23, 2009. He served as acting Chief Executive Officer of Citi from November 4, 2007 through December 11, 2007 and Chairman of Citi Europe from 2000 until 2009. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Chairman of Career Academies UK and a member of the International Advisory Board of Akbank TAS, Turkey. He was a Director of Land Securities plc and Prudential plc. He was knighted in 2000 for his services to the banking industry. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Compensation and Executive Committees.

Douglas N. Daft, age 67, is the retired Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Daft joined The Coca-Cola Company in 1969 in its Sydney, Australia office, and subsequently held various positions with the company throughout Asia. Mr. Daft moved to the company’s Atlanta, Georgia headquarters in 1991 to assume responsibility for the company’s Asia and Pacific regions. Later the Middle East and African regions were added. Mr. Daft was appointed President and Chief Operating Officer of the company in 1999 and was elected Chairman and Chief Executive Officer in 2000. He served in those capacities until retiring in May 2004. Mr. Daft is a Director of Wal-Mart Stores, Inc. and Green Mountain Coffee Roasters, Inc. Mr. Daft is an advisory board member of Longreach, Inc., Tisbury Capital and Thomas H. Lee Partners. Mr. Daft is also a member of the European Advisory Council for N.M. Rothschild & Sons Limited; a member of the Board of Governors of Thunderbird School of Global Management, The Garvin School of International Management in Arizona; Chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Cambridge; a Patron of the American Australian Association; and a Trustee of the Cambridge Foundation. He was a Director of Sistema-Hals. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 58, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and also the Women’s College Coalition. She served as Vice Chair of the Center for Creative Leadership. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. She was a Director of Sprint Nextel, Centel Corporation and First Colony Life Insurance Company. Ms. Lorimer has served as a Director of the Company since 1994 and is a member of the Compensation and Nominating and Corporate Governance Committees. She was the Presiding Director of the Company’s Board of Directors from 2004 to 2009.

Harold McGraw III, age 61, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation. He is Chairman of the Emergency Committee for American Trade (ECAT) and a member of The White House convened US-India CEO Forum. He is a member of The U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN) as well as a member of The Business Council. He was Chairman of Business Roundtable from 2006 to 2009 and is currently a member of Business Roundtable’s Executive Committee, chairing the Nominating Committee. He is Chairman of the Committee Encouraging Corporate Philanthropy and serves on the Board of the Council for Economic Education and is on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation, the Asia Society and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board emergency succession plans for the Chief Executive Officer in the event of his death or disability.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. In general, a shareholder wishing to nominate a Director at an Annual Meeting must deliver written notice of the nomination to the Company’s Secretary no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must: (a) set forth the name and address of the nominating shareholder, the number of shares owned by such shareholder, and any other information relating to such shareholder that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); (b) set forth all information relating to the Director nominee that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Exchange Act (including such person’s consent to being named as a nominee and to serving as a Director if elected), and a description of all compensation and other material relationships between the nominating shareholder and the Director nominee; and (c) include a completed questionnaire, representation and agreement signed by the Director nominee, copies of which may be obtained from the Company’s Secretary. These requirements are more fully described in the Company’s By-Laws. The By-Laws can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgrawhill.com/investor_relations.

•	The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect,

integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Processes and Procedures for Determining Director Compensation

The Nominating and Corporate Governance Committee is comprised of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation using survey data covering U.S. public companies in the publishing, information and media, and financial industries as well as data on similarly sized U.S. public companies from general industry. During 2009, the Committee engaged Frederic W. Cook & Co. to review this compensation survey data and advise the Committee on changes to Director compensation.

Audit Committee

The Company has an Audit Committee comprised of four Directors that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 27 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2009 fiscal year.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 15, 16 and 18 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans; and

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Processes and Procedures for Determining Executive Compensation

The Compensation Committee is comprised of six Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including the conducting of periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plans and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Frederic W. Cook & Co. as its external compensation advisor for all matters concerning the Company’s senior management compensation programs. Frederic W. Cook & Co. provides no other executive compensation consulting or other services to the Company or its management. Frederic W. Cook & Co. works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Frederic W. Cook & Co. that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting and raising questions or issues with management and the Committee Chair as appropriate; (2) at the Committee’s instigation, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compen -

sation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent review and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately 25 other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

During 2009, Frederic W. Cook & Co. was also engaged by the Nominating and Corporate Governance Committee to advise on compensation paid to the non-employee Directors. In this capacity, Frederic W. Cook & Co. works solely for the Board and provides no services to management.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 30 through 43 of this Proxy Statement, and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Pedro Aspe

Sir Winfried Bischoff

Douglas N. Daft

Linda Koch Lorimer

Edward B. Rust, Jr.

Membership and Meetings of the Board and Its Committees

In 2009, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2009 are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member		Member			Member
Sir Winfried Bischoff	Member		Member	Member	Chair
Douglas N. Daft	Member	Member	Member
Linda Koch Lorimer	Member		Member			Member
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Sir Michael Rake	Member	Chair		Member	Member
Edward B. Rust, Jr.	Member	Member	Member	Member		Chair
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2009 Meetings	8	9	6	0	5	5

In 2009, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Director and Officer Indemnification and Insurance

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law (“NYBCL”). This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance.

The Company has for many years had an insurance program in place that provides Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period May 15, 2009 to May 15, 2010 for a premium of approximately $2,800,000. This insurance is provided by a consortium of carriers, which includes: National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Co.; Great American Insurance Co.; Scottsdale Indemnity Company; AXIS Insurance Company; St. Paul Mercury Insurance Co.; and Arch Insurance Co. This program also includes additional capacity dedicated to providing excess coverage for Directors and certain of our executive officers when the Company cannot indemnify them. The additional capacity is provided by: RLI Insurance Company; Continental Casualty Company; and Carolina Casualty Insurance Company.

The Company also maintains a fiduciary liability insurance program that covers Directors and employees who serve as fiduciaries for our employee benefit plans. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and employees from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. The Company’s current fiduciary liability coverage was purchased for the period May 15, 2009 to May 15, 2010 for a premium of approximately $300,000 and is provided by the following consortium of carriers: National Union Fire Insurance Company of Pittsburgh, PA; Arch Insurance Co.; and XL Specialty Insurance Company.

The Company’s By-Laws provide for indemnification of Directors and officers to the full extent permitted by the NYBCL. Consistent with these By-Laws, the Company has advanced counsel fees and other reasonable fees and expenses incurred by the Directors and officers named in a putative derivative action, Teamsters Allied Benefit Funds v. Harold McGraw III, et al described in footnote 15 - Commitments and Contingencies in the 2009 Annual Report to Shareholders accompanying this Proxy Statement. The amount of legal expenses advanced by the Company as of January 31, 2010 for the named individuals (Harold McGraw III, James Ross, Linda Koch Lorimer, Sidney Taurel, Edward B. Rust, Jr., Sir Winfried Bischoff, Robert P. McGraw, Douglas N. Daft, Kurt L. Schmoke, Pedro Aspe, Hilda Ochoa-Brillembourg, Sir Michael Rake, Robert J. Bahash, David Stafford, Emmanuel Korakis, and Kenneth Vittor) aggregated approximately $397,732. Each of the individuals is required in accordance with the requirements of the NYBCL to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s By-Laws and the NYBCL. The Company has not as of January 31, 2010 received reimbursement from its insurance carriers.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB), other standards of the PCAOB, rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2010.

Sir Michael Rake (Chairman)
Douglas N. Daft
Hilda Ochoa-Brillembourg
Edward B. Rust, Jr.

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the Aircraft Time Sharing Agreement referred to below, we do not believe that there were any such material transactions in effect since January 1, 2009, or any such material transactions proposed to be entered into during 2010.

As noted on pages 42, 43 and 47 of this Proxy Statement, for security reasons, Mr. Harold McGraw III is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. Effective January 1, 2009, the Company amended its aircraft reimbursement policy in order to limit the cost of personal travel to the Company. Under this new policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. The Compensation Committee of the Company’s Board of Directors has approved this Agreement. During 2009, Mr. McGraw made payments to the Company of $119,010 under this Agreement.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s-length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers”. The named executive officers of the Company include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, and the Chief Financial Officer (“CFO”), Mr. Robert J. Bahash. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the Company’s last completed fiscal year, which ended on December 31, 2009.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our compensation program for senior executives and administers certain aspects of the program. Information about the Compensation Committee and its members can be found on pages 14, 15, 17 and 18 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, the basis for the compensation paid to our named executive officers for 2009 and approved compensation opportunities for 2010.

What Are Our Main Compensation Objectives?

The main objectives of our executive compensation program are:

•	To enable us to hire and retain high caliber executive talent;

•	To provide appropriate incentives for both business and individual performance;

•	To ensure that our executive incentive programs encourage prudent, but not excessive, risk-taking;

•	To build value for shareholders by linking a significant portion of compensation to Company performance; and

•	To encourage the acquisition of a significant ownership stake in the Company.

What Are the Core Principles and Practices We Use to Implement Our Executive Compensation Program?

We use the following core principles and practices to set the pay of our named executive officers:

•

Our Compensation Committee reviews competitive market data and individual and corporate performance results in setting the compensation opportunity level for our CEO. A similar process is used in formulating the recommendations to the Compensation Committee for the compensation opportunity levels for the other named executive officers.

•

Our Compensation Committee uses an independent external compensation adviser, Frederic W. Cook & Co., which reports directly to the Committee Chair in overseeing our executive compensation program and in setting the compensation level for the CEO. Frederic W. Cook & Co. reviews materials developed for each Committee meeting, provides comments to the Chair, and regularly attends Committee meetings. Frederic W. Cook & Co. conducts studies of compensation issues of concern to the Committee as requested, provides independent analysis and recommendations for CEO compensation to the Committee without the foreknowledge of the CEO and is permitted to work with management on behalf of the Committee on the development of materials for Committee meetings. Frederic W. Cook & Co. provides no services to management and provides an annual letter to the Committee affirming its independence. As discussed below, management is annually provided with market compensation data by Towers Watson (formerly Towers Perrin).

•

For each of our named executive officers other than the CEO, we use a “pool approach” for funding both annual cash incentives and annual grants of long-term stock incentive awards. This pool approach is discussed in more detail below. As described on pages 77 through 82 of this Proxy Statement, we are seeking shareholder approval for the amendment and restatement of our 2002 Stock Incentive Plan and an increase in the shares available for awards under the Plan.

•

We use both objective and subjective measures of performance in setting compensation levels. The primary objective performance measure that we used through 2009 for our annual and long-term incentives was earnings per share. Beginning in 2010, we will use net income and revenue as the objective performance measures for funding the corporate annual incentive pool and will continue to use earnings per share under the long-term incentive program. The subjective measures that we used for 2009 are discussed in more detail below.

•	We strive to make the incentive compensation paid to our named executive officers deductible under Section 162(m) of the Internal Revenue Code.

•	We consider shareholder dilution and accounting expense in determining the amount and type of equity awards.

•

We do not offer individual employment agreements to the named executive officers and, except for a legacy supplemental retirement program covering our present CEO and CFO, we do not provide special retirement arrangements for our named executive officers. As discussed below, the legacy program covering our CEO and CFO was frozen effective January 1, 2010.

•	We encourage and monitor equity ownership by management, and we have adopted formal senior executive share ownership guidelines.

•

On January 1, 2010, we adopted a Senior Executive Pay Recovery Policy that applies to payments of incentive compensation made under the Company’s annual and long-term incentive plans. The Policy provides for the recovery by the Company of all or a portion of these payments in the event of a material recalculation or redetermination of the performance used to determine the original incentive payment.

What Are the Elements of Our Executive Compensation Program?

Our executive compensation program for our named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentives under our Key Executive Short-Term Incentive Compensation Plan;

•	Stock-based long-term incentives (performance share units and stock options) under our 2002 Stock Incentive Plan;

•	Retirement and other post-employment benefits under our tax-qualified and non-qualified retirement plans and our Senior Executive Severance Plan;

•	Health and welfare benefits under our group benefit plans and supplemental death and disability plans; and

•	Limited perquisites and other fringe benefits.

How Do We Use Market Data in Setting Compensation Levels?

For named executive officers other than the CEO, we review the range of market compensation bounded by the 25th to the 75th percentiles for the companies in the compensation surveys described below. For the CEO, our Compensation Committee reviews a composite of the market data prepared by Frederic W. Cook & Co. In either case, the review is conducted to provide information about the general market practice for these positions. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay third quartile or above compensation for significantly higher levels of achievement versus target goals.

We review compensation market data in setting base salaries and long-term and short-term incentive opportunities for our named executive officers. However, we do not limit or increase individual incentive payments based on these broad compensation market data reference points.

For purposes of setting the compensation of the named executive officers, a review was made of the 2009 Towers Watson Media Industry Executive Survey, in which the Company participates. This survey contains information on base salaries, annual incentives, and equity awards within the publishing, information, and media industries. For 2009, Towers Watson provided regression-based compensation information based on data reported by 39 companies participating in the Media Industry Executive Survey, which takes company size into account, for positions comparable to those of our named executive officers. The survey data provided to us by Towers Watson does not identify the specific companies that reported this compensation information.

Additionally, for purposes of setting the compensation of our CEO and CFO, Towers Watson annually provides management with compensation data from publicly reported proxy statements for comparable executives in the companies included in the S&P 500 Financial Services Sector. The data is used by management to evaluate the competitiveness of the total compensation opportunity for the named executive officers referenced above. Frederic W. Cook & Co. uses the data and management’s analysis applicable to the CEO in developing recommendations for the CEO’s total compensation opportunities for consideration by the Committee. We believe that the addition of compensation information for the S&P 500 Financial Services Sector as a reference point in determining compensation for our CEO and CFO is appropriate given that the Standard & Poor’s business operations are a part of the financial services industry. While we do not directly compare to all of the companies included in the S&P 500 Financial Services Sector, we believe that the aggregate compensation data for the S&P 500 Financial Services Sector is appropriate to take into account in determining compensation levels for these positions. For 2009, the S&P 500 Financial Services Sector comprised the following 79 companies:

AFLAC Inc	Hudson City Bancorp
Allstate Corp	Huntington Bancshares (OH)
American Express Co	IntercontinentalExchange
American Intl Group Inc	Invesco Ltd
Ameriprise Financial Inc	Janus Capital Group Inc
Aon Corp	JP Morgan Chase & Co
Apartment Investment & Mgmt	KeyCorp
Assurant Inc	Kimco Realty Corp
AvalonBay Communities Inc	Legg Mason Inc
Bank of America Corp	Leucadia National Corp (NY)
BB&T Corp	Lincoln National Corp
Boston Properties Inc	Loews Corp
Capital One Financial	M&T Bank Corp
CB Richard Ellis Group Inc A	Marsh & McLennan Companies
Chicago Mercantile Exchange	Marshall & Ilsley Corp (WI)
Chubb Corp	MBIA Inc
Cincinnati Financial Corp	Metlife Inc
Citigroup Inc	Moody’s Corp
Comerica Inc (MI)	Morgan Stanley
Discover Financial Services	Nasdaq OMX Group/The
E*TRADE Financial Corp	Northern Trust Corp (IL)
Equity Residential	NYSE Euronext
Federated Investors Inc A	People’s United Financial Inc
Fifth Third Bancorp (OH)	Plum Creek Timber Co
First Horizon National Corp	PNC Finl Services Group
Franklin Resources Inc	Principal Financial Group
Genworth Financial Inc	Progressive Corp
Goldman Sachs Group Inc	Prologis
Hartford Finl Services Group	Prudential Financial Inc
HCP Inc	Public Storage
Health Care REIT Inc	Regions Financial Corp
Host Hotels & Resorts Inc	Schwab Charles Corp
Simon Property Group	Unum Group
SLM Corp	US Bancorp
State Street Corp	Ventas Inc
SunTrust Banks Inc (GA)	Vornado Realty Trust
T Rowe Price Group Inc	Wells Fargo & Co
The Bank of New York Mellon Corp	XL Capital Ltd A (Bermuda)
Torchmark Corp	Zions Bancorp (UT)
Travelers Cos Inc

How Do We Link Our Executives’ Compensation to Our Performance?

A significant portion of the compensation paid to our named executive officers is based on achievement of earnings per share goals. Approximately 74% of our CEO’s total 2009 compensation opportunity was variable with the payment or value of the awards subject to the achievement of an earnings per share goal for the cash bonus opportunity; achievement of a one-year earnings per share goal for the Performance Share Unit award; and, in the case of stock option grants, future increases in the Company’s stock price. Of the 74% variable compensation opportunity, 28% was cash-based while 72% was equity-based. The other named executive officers also had a large part of their 2009 total compensation opportunity subject to the achievement of earnings per share goals for annual and long-term incentive awards. We believe that this incentive design provides strong motivation to focus on creating long-term value for our shareholders. Our decisions to grant base salary increases and the amount of annual incentive payouts also are based on the subjective evaluation of individual performance described below.

What Actions Did We Take in 2009 to Address Risk in Our Executive Compensation Program?

In 2009, the Compensation Committee engaged the compensation consulting firm of Towers Watson to conduct a risk assessment of the Company’s compensation program applicable to corporate and business segment employees. During this review, Towers Watson studied the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process. They also interviewed the CEO and other key senior executives to inquire about business strategies and areas of risk faced by the Company and its business segments. Based on the study findings, Towers Watson concluded that the Company’s executive compensation program does not encourage participants to take inappropriate risks and the Compensation Committee concurred with these findings.

How Do We Consider Individual Performance for Our Named Executive Officers?

The Compensation Committee and the other independent members of the full Board review the performance objectives for the CEO at the beginning of the year. At year end, the Committee members evaluate the CEO’s performance, achievements and contributions and consider competitive compensation survey data in making decisions concerning the CEO’s base salary, annual incentive and long-term incentive awards for the upcoming year. The Committee Chairman reviews these decisions with the other independent members of the full Board and solicits their input and approval for the CEO’s compensation recommendations. The Committee Chairman then reports these decisions to the CEO along with feedback about the assessments of his performance during the year.

For all employees except the CEO, we use a global performance management program that measures performance against individual qualitative and quantitative goals, behaviors and competencies. The performance evaluations are then used along with other considerations, such as compensation survey data, the merit budget increase guidelines, and the consideration of an individual’s potential contributions by the manager, to determine base salary changes, annual incentive payments, and the amount of long-term incentive awards. We do not use specific corporate performance targets in assessing individual performance for the named executive officers. Those employees with lower performance evaluations are not eligible for compensation increases or annual incentive payments unless and until performance improves to meet their manager’s expectations.

For the named executive officers, the CEO reviews and assesses their accomplishments and achievements, and formulates a performance evaluation. As described in greater detail below, the CEO makes annual recommendations to the Compensation Committee regarding the base salary and the annual and long-term incentives awarded to the other named executive officers and, in connection with his recommendations, he discusses his evaluation of each executive’s individual performance. The Compensation

Committee independently evaluates the CEO’s performance and considers his achievements and contributions for the relevant year.

What Individual Performance Did We Consider for 2009?

Last year proved to be a very challenging year due to market factors that negatively affected all three of the Company’s business segments. Revenues for 2009 decreased by 6.3% to $5.95 billion. Net income declined by 8.6% to $730.5 million. Tight cost controls throughout the year, including business restructuring, enabled the Company to achieve reported diluted earnings per share of $2.33, which exceeded the Company’s earnings guidance for 2009.

At the beginning of 2009, the independent members of the Board reviewed with the CEO his key performance objectives, with the primary focus on the reshaping of the Company’s business portfolio, digitalization, global strategy and strengthening the business of Standard & Poor’s. In establishing the CEO’s 2010 base salary, target annual incentive opportunity, long-term incentive award, and his 2009 annual incentive award, the Compensation Committee considered the performance of the CEO against these objectives, together with the Company’s 2009 financial performance and the following specific achievements for 2009.

Harold McGraw III, Chairman, President and Chief Executive Officer:

•	Led an incisive review of the Company’s strategic options and initiated a reshaping of the business portfolio through the sale of Vista Research and BusinessWeek

•	Focused Company efforts on increased digitalization by investing in digital solutions and launching among others, the Center for Digital Innovation, McGraw-Hill Connect and MarketScope Advisor

•

Executed a comprehensive strategy that demonstrates Standard & Poor’s commitment to supporting globally consistent regulation and accountability, and to strengthening its ratings process by enhancing the independence and transparency of credit ratings, with the goal of improving rating agency performance, and restoring investor confidence in credit ratings and the Standard & Poor’s brand

•

Furthered expansion in key global markets by creating the international education services business, which subsequently launched a pilot in India. Additionally, formed strategic alliances and launched new customer-focused products in Asia, the Middle East, Europe, and Latin America

•

Created a comprehensive, achievement-focused PreK-12 School Education Group to improve student success and develop the skills students need to excel in post-secondary education and the workplace in the 21st century

•	Expanded the CEO Talent & Diversity Council to focus on identification, assessment, development, and diversity of high-potential talent throughout the organization

With respect to the other named executive officers, the following summarizes some of the individual achievements considered by the CEO in reviewing each executive’s individual performance for 2009. Based on his evaluation, the CEO determined that each of the other named executive officers performed at a very high level of achievement during 2009. As described in greater detail below, the CEO’s assessment of the executives’ performance was taken into account in formulating compensation actions for setting their 2010 base salaries and long-term incentive awards and, together with considerations of the Company’s 2009 financial performance and available corporate annual incentive pool funding, in determining their annual incentive payments for 2009.

Robert J. Bahash, Executive Vice President and Chief Financial Officer:

•	Drove increased information technology efficiency through large scale server virtualization, storage on demand, and offshore sourcing

•	Continued to implement business process management throughout the enterprise, improving processes and generating cost savings

•	Implemented important steps to improve free cash flow and reduce debt through careful cash management

•

In conjunction with operational requirements, reorganized the Financial Services segment’s U.S. legal entity structure and advocated changes in local tax legislation, resulting in effective tax rate reductions

David L. Murphy, Executive Vice President, Human Resources:

•

Enhanced emphasis on identification and development of talent through creation of Corporate and business segment Talent Councils and continued expansion of the Global Talent and Succession Planning tool

•

Continued the movement of HR processes towards online and digital delivery to improve performance, reduce cost and improve effectiveness and efficiency of vital HR Processes (Your Total Rewards tool; Learning and Development site; HR Solutions Roadmap)

•

Continued to expand a diverse and inclusive culture through the establishment of business segment and corporate diversity councils, expansion of Employee Resource Group initiatives and training, and the convening of the CEO Talent & Diversity Council

•	Launched Onboarding program ensuring a welcoming environment and setting a strong foundation by providing our new hires with the information and resources they need to be successful

Charles L. Teschner, Jr., Executive Vice President, Global Strategy:

•

Reorganized and rebuilt the Global Strategy team along functional lines covering the areas of Mergers & Acquisitions, Strategy and Business Development, Planning/Performance Management, Digital Development, and Sustainability

•	Supervised domestic and international acquisitions, ventures and divestitures

•	Assumed leadership for the Company’s efforts in China, including recruiting a new General Manager and sponsoring accelerated joint venture activity

•	Established sustainability and climate change as areas of strategic focus and investment

D. Edward Smyth, Executive Vice President, Corporate Affairs and Executive Assistant to the Chairman:

•

Focused Marketing and Communications initiatives on extended public outreach to all relevant constituencies, including thought leadership by the Company in the digitalization of global education, development of 21st century skills and the restoration of confidence in the capital markets

•	Expanded Government Affairs activities to promote positive relations with leaders and policymakers in the United States, Europe and key emerging markets such as India and China

•	Effectively managed the Company’s global government relations initiatives to promote globally consistent regulations and reforms in response to the financial crisis

•	Partnered with HR to develop employee communication programs promoting employee engagement, talent development, diversity and inclusion

How Do We Determine Base Salaries?

The base salaries of our named executive officers are reviewed on an annual basis against compensation market data as described above. For our named executive officers other than the CEO, increases to base salary are based on the CEO’s assessment of the executives’ individual performance evaluated under our performance management program each year and the guide -

lines established for merit increases for corporate employees for the year. Our Compensation Committee independently evaluates the performance of the CEO and establishes the CEO’s base salary so that, together with his target annual incentive opportunity and stock-based long-term incentive awards, his total annual target compensation is competitive against median market total compensation survey data for the publishing, information, media and financial services industries.

The base salary increases for our CEO and our other named executive officers are effective on January 1 of each year. The Compensation Committee reports its determination and base salary recommendation to the independent members of the Board of Directors in executive session each December. Base salary increases for our named executive officers other than the CEO are recommended annually by the CEO and are reviewed and approved by the Compensation Committee. For 2009, the merit budget for corporate employees was set at 3.0% of the prior year’s annual base salaries, which was down from 3.5% in 2008. Each named executive officer, including the CEO, received a salary increase for 2009 of 3.0%.

For 2010, the merit budget for corporate employees was set at 2.5% of the prior year’s annual base salaries. For the named executive officers other than the CEO, the Committee approved increases ranging between 2.5% and 5% based on the individual performance evaluation and recommendations by the CEO. Larger increases relative to the other executives were awarded to Mr. Bahash, in view of his seasoned financial expertise and broad influence across the Company, to Mr. Teschner, in recognition of his strong start as a member of the senior executive team in executing changes in the composition of our business portfolio and to Mr. Smyth in recognition of his strong start as a member of the senior executive team in executing changes to our marketing, communication and government affairs initiatives. In setting Messrs. Teschner’s and Smyth’s starting base salaries, the amounts were determined based on their key strategic roles within the Company and an assessment of what was necessary, together with the other components of their compensation, so that they would accept positions with the Company.

In the case of the CEO, the Committee reviewed his 2009 performance, including the achievements described on page 34 of this Proxy Statement and composite 2009 competitive compensation data, and concluded that the CEO’s base salary was competitively positioned and that no increase was required for 2010. Further, the Committee approved an increase in the CEO’s target annual incentive opportunity of 15.9% for 2010 because market data for CEO cash pay mix has been trending towards smaller or no increases in base salary, but higher annual target incentive levels.

How Do We Determine Annual Incentive Funding?

For Named Executive Officers Other Than the CEO. As noted above, our annual incentive plan has an incentive pool design applicable to the named executive officers other than our CEO. The amount of our annual incentive pool for corporate employees, which includes the named executive officers, is approved at the start of each year by the Compensation Committee. The target incentive pool is adjusted for changes in participant headcount and increased by the approved merit budget percentage. The actual funding of the pool is determined following year-end by the Compensation Committee based on the achievement of approved performance goals. Each named executive officer’s annual incentive payment is recommended to the Compensation Committee by the CEO, after review of the individual’s payment history, the funding of the pool and the individual’s contributions to the Company and individual performance for the year.

For the CEO. The CEO position is not included in the corporate annual incentive pool that covers other senior executives. Instead, the Compensation Committee establishes a target annual incentive opportunity that, together with his base salary and long-term incentive grants, is set to be generally competitive with median market compensation levels reflecting information from media industry and financial services companies and input from Frederic W. Cook & Co. For 2009, the CEO’s target annual incentive opportunity was the same as in 2008. As described above, the Committee increased the CEO’s 2010 target annual incentive oppor tunity in lieu of an increase in base salary based on its review of compensation market data. As a result, a greater portion of the CEO’s annual compensation is variable and dependent upon the achievement of financial performance goals.

How Was the Annual Incentive Performance Goal Established for 2009?

For purposes of establishing the 2009 performance goal for determining the CEO’s 2009 annual incentive payment and funding the 2009 annual incentive pool for other executive participants in the corporate annual incentive plan, the Committee established an earnings per share goal of $2.22, which was within the range of 2009 earnings per share public guidance provided by the Company for the year. Given the depressed business market in early 2009, the

Committee determined that the prior years’ practice of setting a 10% year-over-year growth goal was not appropriate for that year’s incentive compensation goal setting. As a result, the Committee established the budgeted EPS of $2.22 as the targeted 2009 performance goal.

Under the performance goal and funding schedule for 2009 approved by the Committee at the start of the year, between 0% and 200% of target funding was possible based on actual performance achievement between 80% and 130% of the goal. Under the 2009 goal schedule, funding levels were proportionately adjusted for achievement between the percentiles specified below:

Key Executive Short-Term Incentive

Compensation Plan

2009 Goal & Funding Schedule

EPS	Funding
80% of Goal	0%
Goal ($2.22)	100%
120% of Goal	150%
130% of Goal	200%

At the beginning of 2009, the Committee established a definition of earnings per share to be used for determining the achievement of the diluted earnings per share goal for incentive compensation purposes. For the 2009 performance year, earnings per share was defined as diluted earnings per share as shown on the Consolidated Statement of Income in the Company’s Annual Report adjusted, at the discretion of the Committee, to exclude all or a portion of the positive or negative effects of the following items: (1) discontinued operations; (2) extraordinary items and any other unusual or non-recurring items, including restructurings; (3) changes in accounting principles; (4) acquisitions or divestitures; (5) changes in federal corporate tax rates; and (6) any other item of gain or loss as determined by the Committee for the year.

Under this definition, the Committee may exclude identified items from the calculation of earnings per share if such items represent non-recurring items that do not have an effect on our ongoing operations. The 2009 reported diluted earnings per share of $2.332 was adjusted by the Committee to exclude restructuring charges, the loss on the sale of Vista Research, and the gain on the sale of BusinessWeek, which resulted in an adjusted 2009 earnings per share of $2.369 for incentive compensation purposes. This level of performance achievement was 106.7% of the target goal and resulted in pool funding of 116.74% of the target incentive pool.

How Were Actual 2009 Annual Incentives Determined?

Individual annual incentive payments for named executive officers, other than the CEO, are recommended to the Compensation Committee by the CEO based primarily on his consideration of their individual performance achievements for the year as discussed in more detail on page 35 and the funding of the corporate annual incentive pool. As mentioned above, the corporate annual incentive pool funded at 116.74% of target for 2009, up from 0% in 2008.

The Committee determined Mr. McGraw’s 2009 annual incentive payment would be $1,261,000. This decision was based on the Committee’s review of Mr. McGraw’s demonstrated 2009 performance and leadership and the achievement of 2009 diluted earnings per share in excess of the Company’s earnings guidance for 2009.

The amounts for the other named executive officers are reflected in the Summary Compensation Table on page 44 of this Proxy Statement and were determined by Mr. McGraw based on the size of the incentive pool, historical bonus payments and individual 2009 performance and contributions.

How Is the Annual Incentive Performance Goal Being Established for 2010?

Beginning with the 2010 performance year, the Committee changed the performance metric used under the corporate annual incentive plan from earnings per share to a combination of net income (weighted 75%) and revenue (weighted 25%) and established goals for both metrics based upon growth over 2009 within a range of 0% to 200% funding. The change was made to create a stronger emphasis on behaviors driving the overall growth of the Company, especially in regard to revenue from non-U.S. sources and digitization.

How Do We Determine the Amount and Type of Our Long-Term Stock-Based Incentives?

Long-term equity incentives for our named executive officers consist of annual awards of performance share units and stock options. These awards promote executive share ownership and, in the case of the 2009 and 2010 performance share unit awards, provide additional performance incentives based on achievement of a one-year earnings per share goal accompanied by an additional two-year vesting period before the earned share units mature. During the vesting period, dividend equivalents are deferred and paid in cash following the maturity date of the award.

Each year from 2006 through 2009, the Committee has approved dollar-denominated stock incentive award pools that are allocated to corporate and the business segments for purposes of awarding long-term incentives to executives and other participants.

For 2009, the Committee determined that each of the named executive officers, with the exception of Messrs. Teschner and Smyth, would receive the same number of performance share units and stock options as they received in 2008. Messrs. Teschner and Smyth, who began their employment in 2009, were awarded equity that recognized their significant responsibilities.

The 2009 stock award mix guidelines, which are based on grant-date values, will continue in 2010 as follows:

	Stock Options	Performance Share Units
CEO	67%	33%
Other Named Executive Officers	50%	50%

The Committee adopted the tiered allocation described above because it believes that the CEO should have a greater portion of long-term incentive compensation tied to stock options to provide greater upside and downside leverage based on share price performance. For the other named executive officers, the Committee believes that a balanced grant mix is appropriate, with equal value on market-based stock options and performance-based share units.

In 2009, in connection with the recruitment of Messrs. Teschner and Smyth, the Company awarded them special grants of restricted stock, subject to vesting over a three-year period following the date of grant. The amounts of the grants were based on our subjective assessment of the amount required to induce them to join the Company and to appropriately compensate them for opportunities lost as a result of their change in employment.

How Was the 2009 Performance Share Unit Award Designed?

Prior to 2009, we granted restricted performance shares that were earned based on three-year cumulative compound earnings per share growth goals.

In early 2009, the Committee considered the business environment and the difficulties involved in attempting to forecast earnings growth beyond 2009 for a three-year award cycle. After careful consideration of these issues, and with the desire to implement a fair and balanced program for our executives and shareholders, the Committee determined that the 2009 performance share unit award would be earned based on a one-year performance goal of $2.22 earnings per share, the same goal set for the 2009 corporate annual incentive plan. Any earned share units under this award would then be subject to an additional two-year vesting period requiring continued employment by the participant.

In designing the goal and payment schedule for the 2009 performance share unit award, the Committee established a range of payout from 50% to 150% of target awards based on performance achievement between 80% and 120% of the target goal as shown in the schedule below.

For the CEO, his direct reports and other selected senior executives, the Committee determined there would be no payment for achievement below the 80% minimum payment threshold.

2009 PSU Award Goal & Payment Schedule

EPS	Payment
<80% of Goal	0% (Threshold)
80% of Goal	50% (Threshold)
Goal	100% (Target)
120% of Goal	150% (Maximum)

The 2009 reported diluted earnings per share of $2.332 was adjusted by the Committee to exclude restructuring charges, the loss on the sale of Vista Research, and the gain on the sale of BusinessWeek, resulting in an adjusted 2009 earnings per share of $2.369. This level of performance achievement was 106.7% of goal and produced a payout of 116.74% of target under the payment schedule established by the Committee at the beginning of the year. The final value of the share units will be based on the closing stock price on December 31, 2011, further aligning the awards with the Company’s stock price performance over the vesting period.

How Is the 2010 Performance Share Unit Award Being Designed?

For purposes of the design of the 2010 performance share unit award, the Committee considered the current business environment and the continuing difficulties in attempting to forecast earnings growth beyond a one-year time horizon. As a result, the Committee determined that the 2010 performance share unit award will have a one-year performance period covering 2010 to determine the achievement of the goal. Following the completion of the one-year performance period, there will be a two-year vesting period for any earned shares that will cover 2011 and 2012.

The Committee established a 2010 goal and payment schedule based on the 2009 adjusted earnings per share of $2.369 that was used to determine the 2009 incentive payments as follows:

2010 PSU Award Goal & Payment Schedule
EPS	Payment
$2.369	0%
$2.606	100%
$2.724	200%

Deferred dividend equivalents will be credited to the earned shares during the additional two-year vesting period covering 2011 and 2012. These will be paid to participants in cash following the maturity date of the award on December 31, 2012.

How Are Our Stock Option Grants Designed?

Stock options are granted annually and provide the right to purchase shares of our common stock at the grant date fair market value of the shares. Stock options are intended to directly link the executive’s compensation to value creation for shareholders. Stock options have a ten-year term and vest in equal annual installments over a two-year period. The exercise price of stock options is set as the closing price of the Company’s stock on the date of grant (this will be April 1, 2010 for the 2010 stock option awards).

How Are the Number of Shares to be Granted as Stock-Based Incentive Awards Determined?

For 2010, the Committee determined that the CEO and the other named executive officers would receive the same number of shares they received in 2009 unless the closing stock price on April 1, 2010 is above the 2008 stock grant price. If the closing price on that date is higher, the 2010 stock awards for the named executive officers will be reduced to reflect the higher stock price.

What Impact Do the Accounting Rules Have on the Type of Equity Awards We Make?

As noted above, we consider the impact of FASB ASC Topic 718 (formerly SFAS 123(R)) on the type and mix of our equity awards. Under this accounting standard, performance share unit awards are recorded using fixed award date accounting, and the expense associated with the awards may be reversed if they are not earned in accordance with the performance goals established for each award. Further, our increased use of performance share unit awards and reduced stock option grants results in lower dilution levels.

How Do We Determine the Timing of Our Equity Grants?

Under our annual equity grant procedures established in 2001, we set the first business day of April each year as the award date for equity awards to all our executives, including the named executive officers. This award date was selected to align with the common base salary increase review date used by the Company for all employee base salary increases, except those made to the approximately top 30 executives on January 1 of each year. Given the large number of employees receiving stock-based awards, it was determined that adopting a universal, annual award date following the Company’s employee performance review process would enable us to complete the employee performance reviews, communicate to employees, and use a common stock grant price and award date common to all participants.

How Does IRC Section 162(m) Affect Our Executives’ Compensation and Why?

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-based”. Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2009, approximately $460,000 of the compensation paid to the CEO was not deductible by the Company. It was composed of the portion of the CEO’s base salary above $1 million, payments of dividend equivalents made on outstanding performance share awards, and imputed income on Company-provided perquisites. None of the other named executive officers earned non-deductible compensation in 2009.

How Do We Encourage a Significant Ownership Stake in the Company?

We are committed to ensuring that our executive officers have a significant ownership stake to strengthen the alignment of our executives’ interests with those of our shareholders.

To this end, the Committee adopted formal stock ownership guidelines in 2009 for the Company’s senior executives that range from an ownership guideline of five times base salary for the CEO to three times base salary for the other named executive officers. These guideline ownership levels were selected to be aligned with competitive survey information on executive stock ownership guidelines. Further, the ownership guidelines will be reduced by one-half for covered executives beginning at age 62. This reduction is intended to permit individuals to begin an orderly process of stock sales to provide for diversification as the covered executives get closer to retirement. Until the guideline ownership levels are attained, senior executives must retain 100% of net profit shares realized from the exercise of stock options, the net payments of performance share unit awards, and the vesting of any restricted stock awards. Further, the CEO and his direct reports who are under the purview of the Committee are subject to an additional requirement to hold shares subject to the ownership guidelines for a six month period following voluntary termination of employment, including retirement.

At the close of 2009, our named executive officers owned shares of our common stock valued at the following multiples of the named executive officer’s base salary:

Stock Ownership for Named Executive Officers

Name	Direct Ownership	Value at $33.51 on 12/31/2009	Multiple of Base Salary
H. McGraw III	1,882,250	$63,074,197	45.4
R. Bahash	419,749	14,065,788	14.9
D. Murphy	60,211	2,017,671	3.0
C. Teschner, Jr.(1)	0	0	N/A
D.E. Smyth(1)	0	0	N/A

(1)	Messrs. Teschner and Smyth are relatively new to the Company and will begin showing increased ownership in future years.

What Retirement and Other Benefits Do We Pay to Our Executives Following Their Termination of Employment and Why?

In connection with their retirement or other termination of employment, the named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits. These post-termination benefits are described in detail beginning on page 53 of this Proxy Statement. As described beginning on page 55 of this Proxy Statement, we currently sponsor a legacy supplemental retirement program covering our present CEO and CFO. As we do not generally provide special retirement arrangements for our named executive officers, the Compensation Committee determined it was appropriate to freeze the supplemental program and discontinue all additional accruals under the program effective January 1, 2010.

As discussed in greater detail below, annual incentives under our Key Executive Short-Term Incentive Compensation Plan and stock options awarded under our 2002 Stock Incentive Plan have a “single trigger” that accelerates vesting and/or payment on the occurrence of a defined change-in-control, without requiring the executive’s employment to be terminated. In the case of the short-term incentive awards, the payment will be based on the average of the three prior year’s payments. In the case of restricted performance share and performance share unit awards, the earnings per share goals will be deemed to be fully achieved upon a change-in-control that occurs during a performance period under the award. The outstanding long-term incentive awards would then be paid pro rata, with the balance of the award remaining subject to the original schedule for vesting and payment.

In the case of annual incentive payments, restricted performance share awards and performance share unit awards, we have adopted this approach because it would be impractical, and potentially unfair, following a change-in-control, to continue to measure Company performance based on performance goals that were initially set for a separate, independent enterprise. In the case of stock options, the purpose of accelerated vesting on a change-in-control is to put employee option holders in the same position as our shareholders in enabling them to capture market value appreciation through the date of the change-in-control on unvested equity awards.

As indicated above, none of our named executive officers is a party to an employment agreement. Our severance arrangements with the named executive officers are governed by our Senior Executive Severance Plan, which was originally adopted by our Board of Directors in the late 1980s and is part of a human resources program that has been in place for many years. Our Senior Executive Severance Plan is designed to promote employee loyalty, to provide employees with security and reasonable compensation upon an involuntary termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. The Compensation Committee does not take into account the benefits offered under our Senior Executive Severance Plan in setting compensation for our named executive officers.

Generally, the Senior Executive Severance Plan provides for base salary and benefits continuation in the event of a Company-initiated termination (including a “constructive” termination) or in certain circumstances following a change-in-control. In general, the severance benefit is service-based, in that longer tenured executives receive larger payment amounts in the event of termination. The maximum benefit is payable under the Senior Executive Severance Plan for all participants, regardless of their years of service, if they terminate employment under specified circumstances following a change-in-control. In addition, following a change-in-control, severance amounts are increased to include the executive’s annual target bonus. The Compensation Committee continues to believe that the level of severance benefits payable under the Senior Executive Severance Plan is appropriate, and has been advised by Frederic W. Cook & Co. that it is consistent with market levels for public companies generally.

Certain payments that would be provided to our named executive officers in connection with a change-in-control may be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives that receive an excess parachute payment equal to 20% of such amount. The excise tax is not reimbursed or “grossed up” by the Company. Instead, as discussed on page 59 of this Proxy Statement, in certain circumstances, we may “cut back” the amount of severance benefits payable under our Senior Executive Severance Plans if they would not be deductible by the Company under Section 280G.

What Health and Welfare Benefits Do We Provide to Our Executives and Why?

The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide financial security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher-paid employees required to make larger contributions for their healthcare coverage. We provide no supplemental executive healthcare benefits other than a Company-paid annual physical examination for the named executive officers and 53 other senior executives. Additionally, 152 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a death benefit equal to two times base salary and a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

What Perquisites and Other Fringe Benefits Do We Provide to Our Executives and Why?

We provide the following perquisites, which we believe are reasonable and competitive, to the named executive officers to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building;

•	Tax counseling and tax return preparation expense reimbursement; and

•	Annual reimbursement for health club membership.

Additionally, pursuant to a third-party security study undertaken for the Company, the CEO is required by the Company to use Company-provided aircraft for all air travel. When using Company provided aircraft for personal travel, the CEO and any passengers traveling with him are required to reimburse the Company for the equivalent of first class commercial airfare. Furthermore, as described on page 28 of this Proxy Statement, effective January 1, 2009, the Company amended its aircraft reimbursement policy in order to limit the cost of personal travel to the Company. Under this new policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies), in lieu of reimbursement equivalent to first class com mercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. The CEO is also provided a Company car and security personnel. We believe these security costs are legitimate business expenses, but we recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in the Summary Compensation Table on page 44 of this Proxy Statement.

Summary Compensation Table

The following table contains information concerning compensation paid or accrued to the named executive officers for services rendered in all capacities to the Company in 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value ($) (4)	All Other Compensation ($)	Total ($)
H. McGraw III	2009	$1,390,500	$924,060	$1,854,583	$1,261,000	$1,263,018	$475,174	$7,168,335
Chairman, President	2008	$1,350,000	$1,165,726	$3,155,705	$0	$1,668,946	$630,827	$7,971,204
and Chief Executive Officer	2007	$1,300,000	$2,247,326	$3,041,803	$2,000,000	$875,437	$654,286	$10,118,852
R. J. Bahash	2009	$946,600	$470,260	$464,863	$700,000	$783,283	$149,980	$3,514,986
Executive Vice	2008	$919,000	$593,246	$790,998	$0	$1,063,433	$194,488	$3,561,165
President and Chief Financial Officer	2007	$875,600	$1,124,458	$749,651	$1,155,000	$416,231	$182,023	$4,502,963
D. L. Murphy	2009	$663,800	$282,087	$278,862	$500,000	$196,044	$107,897	$2,028,690
Executive Vice President,	2008	$644,500	$355,861	$474,503	$0	$98,609	$136,735	$1,710,208
Human Resources	2007	$619,700	$681,033	$453,993	$821,600	$128,633	$134,588	$2,839,547
C. L. Teschner, Jr. (5)	2009	$485,600	$637,809	$235,079	$440,000	$0	$555,002	$2,353,490
Executive Vice President,
Global Strategy
D. E. Smyth (6)	2009	$437,539	$472,942	$220,387	$330,000	$0	$19,689	$1,480,557
Executive Vice President,
Corporate Affairs and Executive Assistant to the Chairman

(1)	The amount reported in this column includes Long-Term Incentive Restricted Performance Share (“RPS”) and Performance Share Unit (“PSUs”) awards granted under the Company’s 2002 Stock Incentive Plan. Additionally, the 2009 stock awards for Messrs. Teschner and Smyth include Restricted Stock. These dollar amounts represent the value at the grant date based on the probable outcome of the performance conditions under the awards. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 8 to the 2009 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2010. The probable outcome under the 2007 awards was estimated at 150% of target when granted and the awards will payout at 0% of target. The probable outcome under the 2008 awards was estimated at 75% of target when granted and the awards are currently estimated to payout at 0% of target. The probable outcome under the 2009 awards was estimated at 100% of target when granted and will pay out at 116.74% of target subject to vesting requirements. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. These awards are further described on pages 38 and 39 of this Proxy Statement.
(2)	The amount reported in this column includes stock options granted under the Company’s 2002 Stock Incentive Plan. The assumptions used to calculate the stock option awards value were in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 8 to the 2009 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2010. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. This Plan is further described on pages 39 and 40 and 77 through 82 of this Proxy Statement.
(3)	The amounts reported in this column include payments and incentive awards made for the applicable year under the Key Executive Short-Term Incentive Compensation Plan.
(4)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on page 55 of this Proxy Statement; the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP), which is described on page 54 of this Proxy Statement; and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS), which is described on pages 54 and 55 of this Proxy Statement.
(5)	Mr. Teschner was appointed Executive Vice President, Global Strategy, of the Company effective March 23, 2009.
(6)	Mr. Smyth was appointed Executive Vice President, Corporate Affairs and Executive Assistant to the Chairman of the Company effective February 16, 2009.

Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2009 under any equity-based and non-equity incentive plan of the Company:

Name	Grant Date	Date Approved by Compensation Committee	Target Payout Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards (d)
					Threshold (#)	Target (#)	Maximum (#)
H. McGraw III	4/1/2009	12/3/2008			20,097	40,194	60,291				$924,060
	4/1/2009	12/3/2008	$1,080,000	(e)					323,662	$22.99	$1,854,583

R. J. Bahash	4/1/2009	12/3/2008		(e)	10,228	20,455	30,683				$470,260
	4/1/2009	12/3/2008							81,128	$22.99	$464,863

D. L. Murphy	4/1/2009	12/3/2008		(e)	6,135	12,270	18,405				$282,087
	4/1/2009	12/3/2008							48,667	$22.99	$278,862

C. L. Teschner, Jr.	4/1/2009	2/24/2009						17,399			$400,000
	4/1/2009	2/24/2009		(e)	5,172	10,344	15,516				$237,809
	4/1/2009	2/24/2009							41,026	$22.99	$235,079

D. E. Smyth	3/2/2009	1/28/2009						13,928			$250,000
	4/1/2009	1/28/2009		(e)	4,849	9,697	14,546				$222,934
	4/1/2009	1/28/2009							38,462	$22.99	$220,387

(a)	Reflects Performance Share Units issued under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 39, 49 and 50 of this Proxy Statement. There is a 50% payout for achieving 80% of the EPS goal.

(b)	Represents time-based Restricted Stock which will vest on April 1, 2012 for Mr. Teschner and March 2, 2012 for Mr. Smyth.

(c)	Represents stock option awards issued under the Company’s 2002 Stock Incentive Plan.

(d)	Grant date fair value of unit and option awards is computed in accordance with FASB ASC Topic 718 (formerly SFAS 123 (R)). The fair value disclosed in this column for Performance Share Units represents the total fair value of those awards at the target payout.

(e)	Represents annual incentive awards under our Key Executive Short-Term Incentive Compensation Plan. The award for Mr. McGraw did not have a maximum amount and the awards for the other named executive officers did not have individual targets or maximum amounts.

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on page 44 of this Proxy Statement and the Grants of Plan-Based Awards Table found on page 45 of this Proxy Statement.

Stock Awards Column. The amounts shown in the Stock Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of the performance-based Long-Term Incentive Performance Awards granted under the 2002 Stock Incentive Plan. Under this Plan, the 2007 and 2008 awards vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation Committee of the Board of Directors at the beginning of each award cycle. The awards are subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. During the award cycle, the named executive officers receive dividends on and have the right to vote the awarded shares. Since the cumulative compound earnings per share growth for the 2007-2009 award cycle did not meet the minimum target established by the Compensation Committee at the beginning of the cycle, the 2007 award was forfeited. A new grant was made in 2009 covering the 2009-2011 performance based on a one-year EPS goal with a two-year vesting period, with a payment ranging up to a maximum of 150%. The maximum values for the 2007, 2008 and 2009 awards are as follows:

Name	2009	2008	2007
H. McGraw III	$1,386,090	$3,108,604	$2,996,434
R. J. Bahash	$705,391	$1,581,990	$1,499,277
D. L. Murphy	$423,131	$948,962	$908,044
C. L. Teschner, Jr.	$756,716
D. E. Smyth	$584,409

In the event of a change-in-control of the Company, as discussed on pages 58 through 63 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. In addition, dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash for the 2007 and 2008 awards. Under the 2009 award, the dividends will be accrued during the second and third year of the cycle based on the units earned and paid in cash at the time the award is paid. Additionally, the 2009 stock awards for Messrs. Teschner and Smyth include Restricted Stock.

Option Awards Column. The amounts shown in the Option Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan. Under this Plan, these grants were for non-qualified stock options, one-half of which vest on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 58 through 63 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term.

Non-Equity Incentive Plan Compensation Column. The amounts shown in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance and contribution. The Corporate performance goal is based on a diluted earnings per share goal. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2009 diluted earnings per share growth exceeding the target established by the Compensation Committee at the beginning of the year, the Corporate pool funded at 116.74%.

All Other Compensation Column. The amounts shown in the All Other Compensation Column of the Summary Compensation Table for 2009 include the items described below.

•

The Company made contributions under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401 (k) Savings and Profit Sharing Plan	401(k) Savings and Profit Sharing Plan Supplement
H. McGraw III	$20,605	$228,629
R. J. Bahash	20,605	129,375
D. L. Murphy	20,605	87,292
C. L. Teschner, Jr.	11,025	30,628
D. E. Smyth	11,025	8,664

•

Pursuant to a third-party security study undertaken for the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. In addition, effective January 1, 2009, the Company amended its aircraft reimbursement policy in order to limit the cost of personal travel to the Company. Under this new policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies as noted below), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. Mr. McGraw made payments to the Company of $119,010 for use of the Company provided aircraft for personal travel during 2009. Additionally, Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation and is required to reimburse the Company for the equivalent of first class commercial airfare when traveling to Board meetings of these companies. The amount shown for Mr. McGraw includes the aggregate incremental cost to the Company of $58,530 for travel to these Board meetings and $144,388 for all other personal travel. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2009 and the denominator of which was the total number of miles flown by the aircraft in 2009. This amount was then reduced by the amount of Mr. McGraw’s reimbursement for travel in 2009. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2009 and the denominator of which was the total number of miles that Company owned cars were driven in 2009. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for by the Company and expenses associated with security coverage on personal trips.

•

The amounts reported for Messrs. McGraw and Teschner reflect the incremental cost to the Company for sleeping quarters located in the Company’s headquarters utilized by the executive when the executive is required to stay in New York for business purposes.

•

The amount for Mr. Teschner includes the amount of costs and reimbursements that were associated with his international relocation when he joined the Company in March 2009 to become Executive Vice President, Global Strategy, consisting of $144,307 for moving household goods and his family and related items, $54,447 for temporary housing expenses, and $119,066 for closing and inspection costs associated with the purchase and sale of Mr. Teschner’s homes. The amount also includes the cost of immigration services for his family, and payments of $164,451 by the Company to offset the taxes incurred by Mr. Teschner in connection with the above.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2009 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
H. McGraw III	204,000				$38.2200	3/31/2014
	334,600				$43.2500	3/31/2015
	196,729	(d)			$47.8200	1/2/2010
	242,118	(d)			$47.8200	4/1/2011
	298,410	(d)			$47.8200	3/31/2013
	277,637	(d)			$56.4300	3/31/2012
	167,004	(d)			$56.4300	3/31/2014
	196,058				$57.8100	4/2/2016
	191,670				$62.3400	4/1/2017
	161,831		161,831	(e)	$38.6700	3/31/2018
			323,662	(f)	$22.9900	3/31/2019
							46,922	$1,572,372	40,194	$1,346,901

R. J. Bahash	77,916	(d)			$45.1400	4/1/2011
	41,346	(d)			$45.1400	3/31/2013
	87,406	(d)			$45.1400	3/31/2012
	93,890				$43.2500	3/31/2015
	42,149	(d)			$50.8100	3/31/2013
	50,051	(d)			$50.8100	3/31/2014
	46,990				$57.8100	4/2/2016
	47,237				$62.3400	4/1/2017
	40,564		40,564	(e)	$38.6700	3/31/2018
			81,128	(f)	$22.9900	3/31/2019
							23,879	$800,191	20,455	$685,447

D. L. Murphy	60,000				$30.9300	7/31/2012
	24,035				$28.1200	3/31/2013
	66,600				$38.2200	3/31/2014
	54,612				$43.2500	3/31/2015
	11,749	(d)			$48.2800	3/31/2013
	17,799	(d)			$55.8400	3/31/2013
	29,003				$57.8100	4/2/2016
	28,607				$62.3400	4/1/2017
	24,333		24,333	(e)	$38.6700	3/31/2018
			48,667	(f)	$22.9900	3/31/2019
							14,323	$479,997	12,270	$411,168

C. L. Teschner, Jr.			41,026	(f)	$22.9900	3/31/2019
							29,474	$987,693

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
D. E. Smyth		38,462	(f)	$22.99	3/31/2019
						25,248	$846,069

(a)	Represents Performance Share Unit awards under the 2009 award which performance cycle ended on December 31, 2009 with achievement of 116.74%. With respect to Messrs. Teschner and Smyth, this amount includes a time-based Restricted Stock award which will vest on April 1, 2012 and March 2, 2012, respectively.

(b)	Value based on closing price on December 31, 2009 of $33.51 at actual payout levels for the 2009 award and target level for the 2008 award.

(c)	Represents Restricted Performance Shares under the 2008 award which vests and pays out in March 2011, subject to attainment of performance objectives and vesting periods for the period ending December 31, 2010.

(d)	Reflects Restoration Stock Options, which were granted under a feature that was eliminated under the Stock Incentive Plan in March 2006.

(e)	Options will vest on April 1, 2010.

(f)	Options will vest 50% on April 1, 2010 and the remaining 50% on April 1, 2011.

Option Exercises and Stock Vested in 2009

The following table contains information concerning each exercise of stock options and each vesting of Restricted Performance Shares during 2009 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (a)		Value Realized On Vesting ($)
H. McGraw III	0	$0	37,642		$776,181
R. J. Bahash	0	$0	18,316		$377,686
D. L. Murphy	0	$0	11,306		$233,132
C. L. Teschner, Jr.	0	$0	0	(b)	$0	(b)
D. E. Smyth	0	$0	0	(b)	$0	(b)

(a)	These awards are Restricted Performance Share awards granted pursuant to the 2002 Stock Incentive Plan.

(b)	Messrs. Teschner and Smyth joined the Company in March and February 2009, respectively, and thus did not participate in the 2006 Long-Term Incentive Awards Program which matured in December 2008 and paid out in March 2009.

2009 Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by shareholders	31,677,996		$38.8831	19,220,293
Equity compensation plans not approved by shareholders	0		0	0

Total	31,677,996	(1)	$38.8831	19,220,293	(2)(3)

(1)	Included in this number are 31,406,183 shares to be issued upon exercise of outstanding options under the Company’s Stock Incentive Plans and 271,813 deferred units already credited but to be issued under the Director Deferred Stock Ownership Plan.

(2)	Included in this number are 264,466 shares reserved for issuance under the Director Deferred Stock Ownership Plan. The remaining 18,955,827 shares are reserved for issuance under the 2002 Stock Incentive Plan (the “2002 Plan”) for Performance Stock, Restricted Stock, Other Stock-Based Awards, Stock Options and Stock Appreciation Rights (“SARs”), which is reduced to 6,318,609 shares if issued as awards other than stock options and SARs.

(3)	Under the terms of the 2002 Plan, shares subject to an award (other than a stock option, SAR or dividend equivalent) or shares paid in settlement of a dividend equivalent reduce the number of shares available under the 2002 Plan by one share for each such share granted or paid; shares subject to a stock option or SAR reduce the number of shares available under the 2002 Plan by one-third of a share for each such share granted. The 2002 Plan stipulates that in no case, as a result of such share counting, may more than 19,000,000 shares of stock be issued thereunder. Accordingly, for purposes of setting forth the figures in this column, the base figure from which issuances of stock awards are deducted is deemed to be 19,000,000 shares for the 2002 Plan plus shares reserved for grant immediately prior to the amendments to the 2002 Plan of April 28, 2004.

The 2002 Plan is also governed by certain share recapture provisions. The aggregate number of shares of stock available under the 2002 Plan for issuance are increased by the number of shares of stock granted as an award under the 2002 Plan or 1993 Employee Stock Incentive Plan (the “1993 Plan”) (other than stock option, SAR or 1993 Plan stock option awards) or by one-third of the number of shares of stock in the case of stock option, SAR or 1993 Plan stock option awards that are, in each case: forfeited, settled in cash or property other than stock, or otherwise not distributable under an award under the Plan; tendered or withheld to pay the exercise or purchase price of an award under the 2002 or 1993 Plans or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an award under the 2002 or 1993 Plan; or repurchased by the Company with the option proceeds in respect of the exercise of a stock option under the 2002 or 1993 Plans.

PENSION BENEFITS

Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
H. McGraw III	SERP	30	$6,358,247
	ERP	30	662,819
	ERPS	30	3,462,115

	Total		$10,483,181

R. J. Bahash	SERP	35	$5,061,867
	ERP	35	746,026
	ERPS	35	1,975,605

	Total		$7,783,498

D. L. Murphy	ERP	7	$157,229
	ERPS	7	653,659

	Total		$810,888

C.L. Teschner, Jr. (b)	ERP	1	$0
	ERPS	1	0

	Total		$0

D.E. Smyth (b)	ERP	1	$0
	ERPS	1	0

	Total		$0

(a)	The benefit amounts shown in the Table are actuarial present values of the benefits accumulated through December 31, 2009, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 5.95%, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

(b)	Messrs. Teschner and Smyth joined the Company on March 23, 2009 and February 16, 2009, respectively, and thus have not yet vested in these Plans.

The named executive officers are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan (the “SERP”). Information regarding each of these Plans follows.

Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2009, this compensation limit was $245,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Mr. McGraw is currently eligible for an early retirement benefit and Mr. Bahash is eligible for an unreduced benefit under the terms of the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers’ accumulated benefits under the ERP, based on pay and service earned through December 31, 2009, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Murphy, Teschner and Smyth, and age 62 in the case of the other named executive officers). The values assume a discount rate of 5.95% and a mortality assumption based on the RP-2000 mortality table.

The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a non-qualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($245,000 in 2009). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan has subsequently been closed to new entrants, and currently the only named executive officers entitled to benefits under this Plan are Messrs. Harold McGraw III and Robert J. Bahash.

Mr. Bahash has attained age 65, and effective January 1, 2010, he ceased to accrue further benefits under the terms of the SERP. (He will continue to accrue benefits under the Company’s qualified and supplemental pension Plans as long as he remains an active eligible employee.) In addition, the normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation in effect on that date.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the highest target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Mr. McGraw is currently eligible for the early retirement benefit and Mr. Bahash is currently eligible for an unreduced benefit under the terms of the SERP.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

The following breakdown shows the retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2009:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$6,730,688
	ERP	680,027
	ERPS	3,551,885

	Total	$10,962,600

R. J. Bahash	SERP	$5,061,867
	ERP	746,026
	ERPS	1,975,605

	Total	$7,783,498

D. L. Murphy	ERP	$157,229
	ERPS	653,659

	Total	$810,888

C. L. Teschner, Jr. (1)	ERP	$0
	ERPS	0

	Total	$0

D. E. Smyth (1)	ERP	$0
	ERPS	0

	Total	$0

(1)	Messrs. Teschner and Smyth were not fully vested in their benefits in either the ERP or ERPS Plans as of December 31, 2009.

Non-Qualified Deferred Compensation Table

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2009 and account balances in our various non-qualified savings and deferral Plans offered to our named executive officers. The Key Executive Short-Term Incentive Deferred Compensation Plan (“ST Incentive Deferred Comp”) permits the executives to defer amounts previously earned on a pre-tax basis. The Executive Deferred Compensation Plan (“LT Incentive Deferred Comp”) is closed and no longer accepts deferrals. The SIPS & ERAPS Plan is the Company’s 401(k) Savings and Profit Sharing Plan Supplement.

Name	Plan	Company Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(c)
H. McGraw III	SIPS & ERAPS	$228,629	$140,165	0	$4,319,863
	ST Incentive Deferred Comp	0	$52,369	0	$1,031,231
	LT Incentive Deferred Comp	0	0	0	0

	Total:	$228,629	$192,534	0	$5,351,094

R. Bahash	SIPS & ERAPS	$129,375	$83,298		$2,562,326
	ST Incentive Deferred Comp	0	$26,839	0	$528,506
	LT Incentive Deferred Comp	0	$30,114	0	$592,997

	Total:	$129,375	$140,251	0	$3,683,829

D. Murphy	SIPS & ERAPS	$87,292	$21,945	0	$715,210
	ST Incentive Deferred Comp	0	$7,940	0	$156,350
	LT Incentive Deferred Comp	0	0	0	0

	Total:	$87,292	$29,885	0	$871,560

C. L. Teschner, Jr.	SIPS & ERAPS	$30,628	$554	0	$31,182
	ST Incentive Deferred Comp	0	0	0	0
	LT Incentive Deferred Comp	0	0	0	0

	Total:	$30,628	$554	0	$31,182

D. E. Smyth	SIPS & ERAPS	$8,664	$157	0	$8,821
	ST Incentive Deferred Comp	0	0	0	0
	LT Incentive Deferred Comp	0	0	0	0

	Total:	$8,664	$157	0	$8,821

(a)	Reflects contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2009 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table on page 44 of this Proxy Statement.

(b)	Reflects non-qualified deferred compensation earnings under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan.

(c)	Reflects deferred amounts contributed under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, including $588,544 for Mr. McGraw, $338,177 for Mr. Bahash and $232,989 for Mr. Murphy that were previously reported in the Summary Compensation Tables for 2007, 2008 and 2009. Messrs. Teschner and Smyth joined the Company effective March 23, 2009 and February 16, 2009, respectively, and accordingly, there are no reported amounts for prior years.

The amounts shown as Company contributions represent employer savings and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. Participants receive a contribution of 4.5% of eligible compensation above the IRS compensation limit ($245,000 in 2009) for the savings plan component and 5% of eligible compensation above the IRS compensation limit for the profit sharing component. Participants are not permitted to make employee contributions under the 401(k) Savings and Profit Sharing Supplement, but, in order to receive the employer contributions to the savings plan component, they must make the maximum pre-tax contribution under the qualified 401(k) Savings and Profit Sharing Plan. These amounts are also included as All Other Compensation in the Summary Compensation Table on page 44 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are credited with interest at the rate earned by the Stable Assets fund under the 401(k) Savings and Profit Sharing Plan. The annual rate of interest credited under these Plans was 3.5% for the 2009 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. No new deferrals were credited under the Plan in 2009. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the          fiscal year was 5.35%. Earnings under the Executive Deferred Compensation Plan, under which executives could previously defer all or part of their long-term cash payment, also are credited at this rate. The Executive Deferred Compensation Plan was closed to new contributions in 1990. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition, the executive will be eligible for severance benefits if the executive resigns following a change-in-control because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;

•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;

•	the executive is required to transfer to a principal business location that increases the distance to the executive’s residence by more than 35 miles;

•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation.

A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28, 1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5 years, up to a maximum of 12 months; and

•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

If the triggering event takes place following a change-in-control, then the total severance payments during the 12-months severance period will be equal to the sum of the executive’s annual base salary and annual target bonus, and the lump sum payment due at the end of the severance period will be equal to 100% of the total, increased by an amount equal to 10% of the lump sum in lieu of benefits. In each case, to receive the full amount of separation pay due under the Plan, the executive must sign a general release of claims against the Company. The executive will receive 50% of the total separation pay if the executive does not sign a release.

In general, if payments under the Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, the executive’s payments under the Plan will be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers will generally be delayed during the first six-months following the executive’s termination, as required under Section 409A of the Internal Revenue Code, and paid in a lump sum following the end of the six-month delay.

The following table shows the estimated payments and benefits that would have been provided under the Plan to each named executive officer if the executive’s employment had terminated December 31, 2009:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III	$2,920,355	$5,188,050
R. J. Bahash	$1,989,668	$3,128,248
D. L. Murphy	$664,450	$2,313,532
C. L. Teschner, Jr.	$630,756	$2,152,500
D. E. Smyth	$507,965	$1,680,000

(a)	The estimated payment on termination reflects the amount payable under the Plan including the estimated present value of continued benefit coverage during the severance period.

(b)	The estimated payment on termination following change-in-control payable in a lump sum amount includes the severance benefit payable under the Plan plus 10% of the severance amount in lieu of continued benefit coverage.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. To receive a payment under these circumstances, the executive must execute a general release of claims against the Company. The amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the mid-point of the target range established for the target level of achievement of the individual performance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2009, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw III	$540,000	$1,312,667
R. J. Bahash	$125,000	$751,667
D. L. Murphy	$125,000	$537,200
C. L. Teschner, Jr.	$93,750	$630,502
D. E. Smyth	$104,167	$497,449

(a)	This assumes a payment of 50% of the target award for Mr. McGraw III and the midpoint of the payment range for the target level of achievement for the other named executive officers. The amounts for Messrs. Teschner and Smyth were prorated to reflect the number of months they participated in the Plan in 2009.

(b)	Reflects the average of the actual payments paid over the last three years, except for Messrs. Teschner and Smyth who have not previously participated in the Plan. Their payments are determined by the following formula under the Plan: base salary multiplied by the average change-in-control award payments of other named executive officers divided by the average base salary of other named executive officers.

Stock Incentive Plans. Each of the named executive officers has been granted Restricted Performance Shares and stock options under the Company’s Stock Incentive Plans. These awards are described in greater detail on pages 38 through 40, 45, 46, and 77 through 82 of this Proxy Statement.

Long-Term Performance Awards. If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the three-year performance period, prorated for the number of years during the award cycle (including the year of termination) that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the event of termination by the Company other than for cause, with the approval of the Compensation Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number of full months during the award cycle that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance through the year of the executive’s death, prorated for the number of years completed during the award cycle (counting the year of the executive’s death as a completed year). Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control during the performance period, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the award cycle elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the normal maturity date under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Long-Term Performance Awards under the Company’s Stock Incentive Plans if the executive’s employment had terminated on December 31, 2009, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options (a)	Long-Term Performance Awards (b)	Total	Stock Options (a)	Long-Term Performance Awards (c)	Total
H. McGraw III	$3,404,924	$524,096	$3,929,020	$3,404,924	$3,724,619	$7,129,543
R. J. Bahash	$853,467	$266,706	$1,120,173	$853,467	$1,888,596	$2,742,063
D. L. Murphy	$511,977	$159,977	$671,954	$511,977	$1,135,185	$1,647,162
C. L. Teschner, Jr.	$431,594	$134,878	$566,472	$431,594	$404,633	$836,227
D. E. Smyth	$404,620	$126,433	$531,053	$404,620	$379,333	$783,953

(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation Committee.

(b)	Reflects prorata participation and actual achievement in the three outstanding award cycles through December 31, 2009 upon death, disability, retirement (except in the case of Messrs. Murphy, Teschner and Smyth) or termination other than for cause (with the consent of the Compensation Committee).

(c)	Reflects target achievement of the performance goals for the 2007 and 2008 awards and actual achievement for the 2009 award.

Retirement and Other Benefits

As described on pages 53 through 55 of this Proxy Statement, each of the named executive officers is entitled to receive benefits under the Company’s Employee Retirement Plan and the Employee Retirement Plan Supplement and, as described below, the Company’s Management Supplemental Death & Disability Benefits Plan. Messrs. McGraw and Bahash also are eligible to receive benefits under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, described on page 55. In addition, the named executive officers participate in The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan and are eligible to participate in the Key Executive Short-Term Incentive Deferred Compensation Plan, described on pages 56 and 57 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, the named executive officers are entitled to receive retirement benefits (further described on pages 53 through 55 of this Proxy Statement) under the Company’s Employee Retirement Plan (the “ERP”) and Employee Retirement Plan Supplement (the “ERPS”), and in the case of Messrs. McGraw and Bahash under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “SERP”), and have accrued the benefits shown on page 53 of this Proxy Statement through the end of the 2009 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan, if an executive dies before retirement, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP). Under our Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, if Mr. McGraw or Mr. Bahash dies prior to retirement, the executive’s beneficiary will receive a lump sum payment equal to 400% of the executive’s base salary in effect at the time of death. The Plan also provides for a post-retirement death benefit equal to one times the executive’s most recent base salary. If Mr. McGraw or Mr. Bahash is disabled before retirement, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive reaches age 65.

Mr. Bahash has attained age 65, and effective January 1, 2010, he ceased to accrue further benefits under the terms of the SERP. (He will continue to accrue benefits under the Company’s qualified and supplemental pension plans as long as he remains an active eligible employee.) In addition, the normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation in effect on that date.

In the event of a change-in-control, Messrs. McGraw and Bahash will receive their retirement benefit in a lump sum if any of the following occurs:

•	the executive is involuntarily terminated without cause at any time after the change-in-control;

•	the executive resigns for good reason within two years after the change-in-control; or

•	the executive resigns for any reason during the 30-day window following the first anniversary of the change-in-control.

Resignation for good reason generally means the executive’s resignation is based on any of the following:

•	a reduction in the executive’s base salary or incentive compensation award opportunities;

•	the transfer of the executive to a principal business location that increases the executive’s commuting distance by more than 35 miles;

•	a significant reduction in the executive’s responsibilities and status within the Company or a change in the executive’s title or office; or

•	the discontinuation of the executive’s participation in any life insurance, health and accident or disability plan, or elimination of the executive’s paid vacation.

The payment will be actuarially calculated based upon an annual benefit, depending on the executive’s age at the time of termination, of 44% to 55% of the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months, subject to reduction for other retirement benefits payable to the executive. The estimated lump sum retirement benefit would have been $6,730,688 for Mr. McGraw and $5,061,867 for Mr. Bahash if, following a change-in-control, Mr. McGraw or Mr. Bahash had resigned or been terminated on December 31, 2009 under the circumstances described above.

Non-Qualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement, as well as the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2009 fiscal year are shown on page 56 of this Proxy Statement.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2009:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (a)	All Other Compensation ($) (b)	Total ($)
Pedro Aspe	$85,000	(c)	$53,726	$202	$138,928
Sir Winfried Bischoff	$92,000		$53,726	$202	$145,928
Douglas N. Daft	$89,500		$53,726	$202	$143,428
Linda Koch Lorimer	$86,833		$53,726	$202	$140,761
Robert P. McGraw	$73,000		$53,726	$3,202	$129,928
Hilda Ochoa-Brillembourg	$86,500	(c)	$53,726	$202	$140,428
Sir Michael Rake	$90,167		$53,726	$202	$144,095
Edward B. Rust, Jr.	$101,000	(c)	$53,726	$3,202	$157,928
Kurt L. Schmoke	$79,000	(d)	$53,726	$202	$132,928
Sidney Taurel	$95,000		$53,726	$3,202	$151,928

(a)	Represents grant date fair value calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)) for deferred stock credited under the Director Deferred Stock Ownership Plan, as further described below.

(b)	Represents life insurance premiums and in the case of Messrs. McGraw, Rust and Taurel, a charitable contribution of $3,000 each made by the Company in their names under the Company’s Matching Gift Program. The Program is open to active employees and Directors and to retired employees and Directors for up to three years after retirement. Through the Program, the Company doubles the contributions made by employees and Directors to eligible higher education, adult reading, financial literacy, arts and cultural organizations. The minimum contribution to an eligible institution that the Company will match per individual is $25 and the maximum total is $3,000 each year. For Mr. Rust, his donation was made in December 2008 and was matched in March 2009.

(c)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan.

(d)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $50,500;

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended; and

•	annual cash retainer of $10,000 to the Chair of each Committee.

Share Compensation

Each non-employee Director receives an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year pursuant to the Company’s Director Deferred Stock Ownership Plan. Directors received a deferred share credit of $79,682 for 2008 under this Plan. This value is credited as 2,184.86 deferred shares based on the average stock price of $36.47 for the year. The amounts shown in the Stock Awards column of the Director Compensation Table are based on the grant date fair value of $24.59 per share, the closing price of the Company’s common stock on January 5, 2009. Additionally, for 2009, the Directors received a deferred share credit of $83,800 under this Plan. This value is credited as 3005.74 deferred shares based on the average stock price of $27.88 for 2009. This amount will be reflected in the Director Compensation table for 2010. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)) as disclosed in Footnote 8 to the 2009 Consolidated Financial Statements, which appears in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2010.

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Ochoa-Brillembourg and Messrs. Aspe, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of the end of the year are as follows:

Name	# of Shares
Pedro Aspe	49,732
Sir Winfried Bischoff	16,510
Douglas N. Daft	10,377
Linda Koch Lorimer	39,043
Robert P. McGraw	18,467
Hilda Ochoa-Brillembourg	16,410
Sir Michael Rake	2,238
Edward B. Rust, Jr.	28,248
Kurt L. Schmoke	15,262
Sidney Taurel	25,776

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements to defer cash payments under this Plan with Ms. Lorimer, Sir Michael Rake and Mr. Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 3, 2010 by each of our Directors and nominees for Director; the Chief Executive Officer and the other four named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2009, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)		Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192		(d	)	57,587
Robert J. Bahash	440,204		608,677	1,048,881		(d	)
Sir Winfried Bischoff	4,000			4,000		(d	)	20,146
Douglas N. Daft	2,000			2,000		(d	)	13,815
Linda Koch Lorimer	7,104			7,104		(d	)	43,406
Harold McGraw III	5,574,546		2,396,990	7,971,536	(e)	2.5%
Robert P. McGraw	79,284			79,284		(d	)	22,166
David L. Murphy	72,481		365,405	437,886		(d	)
Hilda Ochoa-Brillembourg	1,800			1,800		(d	)	23,246
Sir Michael Rake	400			400		(d	)	5,413
Edward B. Rust, Jr.	2,000			2,000		(d	)	36,003
Kurt L. Schmoke	1,036			1,036		(d	)	20,320
D. Edward Smyth	13,928		19,231	33,159		(d	)
Sidney Taurel	4,000			4,000		(d	)	29,711
Charles L. Teschner, Jr.	17,399		20,513	37,912		(d	)
All Directors and executive officers of the Company as a group (a total of 18, including those named above)(f)(g)	6,364,576		3,775,009	10,131,585		3.2%		271,814

(a)	The number of shares of common stock outstanding on February 3, 2010 was 315,640,442. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 64 and 65 of this Proxy Statement.
(d)	Less than 1%.

(e)	With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr., Chairman Emeritus; (ii) Mr. Harold McGraw III has sole voting and investment power over 430,200 shares as executor of the estate of Mr. Thomas P. McGraw; (iii) Mr. Harold McGraw III has sole voting and investment power over 22,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (iv) Mr. Harold McGraw III owns 1,432,145 shares which are held in accounts with financial institutions that have extended credit based on the security of the stock.

(f)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.
(g)	Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner as of February 3, 2010 of 6,361,340 shares of the Company’s common stock. These shares represent approximately 2% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
BlackRock, Inc. 40 East 52nd Street New York, New York 10022(a)	16,757,620	16,757,620	16,757,620	5.32%
Capital World Investors 333 South Hope Street Los Angeles, California 90071(b)	650,000	24,210,890	24,210,890	7.7%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202(c)	5,380,603	21,014,242	21,014,242	6.6%

(a)	On January 29, 2010, BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. BlackRock has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(b)

On February 10, 2010, Capital World Investors (“CWI”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. CWI has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of busi ness, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(c)	On February 12, 2010, T. Rowe Price Associates, Inc. (“Price Associates”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. Price Associates has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2009, except for one late Form 4 filing by Mr. Harold McGraw III due to an inadvertent administrative oversight.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2010. Please see page 83 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2009 and December 31, 2008, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/09	Year Ended 12/31/08
Audit Fees	$5,192,500	$5,898,900
Audit-Related Fees	$487,800	$712,400
Tax Fees	$3,566,400	$3,364,400
All Other Fees	$0	$18,700

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees primarily for tax compliance and advice.

•	All other fees generally included fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The term for Directors to be elected this year will expire at the Annual Meeting held in 2013. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

For three-year terms expiring at the 2013 Annual Meeting:

•	Pedro Aspe

•	Robert P. McGraw

•	Hilda Ochoa-Brillembourg

•	Edward B. Rust, Jr.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees, as well as the other seven incumbent Directors, can be found on pages 14 through 19 of this Proxy Statement.

The Board of Directors has adopted amendments to the Company’s Restated Certificate of Incorporation that, if approved by the shareholders at this Annual Meeting, will provide for the annual election of all Directors beginning with the 2011 Annual Meeting. (See Items 2a and 2b, below.) To effectuate this change, each Director who is standing for re-election at this Annual Meeting and each Director currently serving a term that expires in 2012 has submitted a conditional resignation that will become effective if the shareholders approve the amendments to declassify the Board, and in that event, provides that the Director’s term will expire at the Annual Meeting in 2011, subject to the Director’s successor being duly elected.

Items 2a and 2b. Proposals to Amend the Company’s Restated Certificate of Incorporation to

2a.	Declassify the Board of Directors

2b.	Eliminate Related Supermajority Voting Provisions

Our Board has approved, and recommends that you approve, two separate amendments to Article VIII of our Restated Certificate of Incorporation (the “Certificate”) that would: (a) eliminate the three-year staggered terms of Directors and provide instead for the annual election of all Directors beginning in 2011; and (b) eliminate certain related provisions of the Certificate that require a supermajority vote for shareholders to change the size of the Board, to remove a Director, or to amend Article VIII, respectively.

2a.	Proposal to Amend the Restated Certificate of Incorporation to Declassify the Board

Under our existing Certificate, our Board is currently divided into three classes, with members of each class holding office for staggered three- year terms. At our 2008 Annual Meeting, 69.7% of the shares voting on the proposal, representing approximately 50.4% of our outstanding shares of common stock, voted in favor of a non-binding shareholder proposal requesting that our Board take the necessary steps to declassify our Board. Following the Annual Meeting, our Board carefully considered the advantages and disadvantages of maintaining a classified board and, as disclosed in April 2009, determined to recommend the declassification of our Board to our shareholders.

In making its recommendation, the Board considered the advantages of both a classified and declassified board structure. A classified board can promote continuity and enhance the stability of the Board, encourage a long-term perspective of management and reduce a company’s vulnerability to coercive takeover tactics. Having such experienced Directors on the Board is important because of the unique demands of overseeing the Company, including the need to understand the complexities of our business and the Company’s long-term strategy for profitable growth. The Board also considered that many investors believe that a classified board structure reduces the accountability of directors to shareholders because the directors on such a board do not face an annual election. After weighing all of these considerations, the Board determined that the amendments described below are in the best interests of the Company and its shareholders.

Consistent with its previously announced recommendation, our Board is proposing to amend the Company’s Certificate so that all Directors elected or appointed at or after the 2011 Annual Meeting of shareholders will serve for terms expiring at the next Annual Meeting, subject to their earlier death, resignation or removal. In order to effectuate the immediate declassification of the Board at the 2011 Annual Meeting, Directors whose terms would not yet have expired at the 2011 Annual Meeting (because they were elected for three-year terms while the Board was classified) have submitted resignations so as to stand for re-election at the 2011 Annual Meeting. These resignations are conditional on shareholder approval of this proposal and will become effective immediately prior to the certification of the vote at the Company’s 2011 Annual Meeting.

Further, our existing Certificate, in keeping with our current classified board structure, provides that any vacancy occurring in our Board resulting from an increase in the number of Directors will be filled by the Board and there will be no classification of the additional Directors so chosen until the next Annual Meeting, at which time a majority of the Board shall designate the class of Directors to be elected to fill such directorship by the shareholders. In connection with the proposed declassification of the Board, we are also proposing to amend our Certificate to delete this provision, so that any Director chosen to fill a vacancy on our Board will hold office for a term expiring at the next Annual Meeting of shareholders.

2b.	Proposal to Amend the Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions Related to the Classified Board

In connection with the proposed declassification of our Board, we are also proposing the following amendments to eliminate certain supermajority voting provisions. Each of these supermajority provisions were originally adopted to preserve the classified structure of the Board and are, in the Board’s view, no longer necessary if the classified Board is eliminated:

•

Supermajority vote to remove Directors. Our Certificate currently provides that our Directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the shares entitled to vote generally in the election of Directors, voting together as a single class. The Board is proposing to amend Article VIII to provide that Directors may be removed for cause by the affirmative vote of a majority of the votes cast “for” or “against” the matter.

•

Supermajority vote to change size of Board. Our Certificate currently provides that shareholders may determine the size of the Board of Directors, within the limitations set forth in the Certificate, by the affirmative vote of the holders of at least 80% of the voting power of all of the shares entitled to vote generally in the election of Directors, voting together as a single class. The Board is proposing to amend Article VIII to provide that shareholders may fix the size of the Board of Directors, within the parameters set forth in the Certificate, by the affirmative vote of a majority of the votes cast “for” or “against” the matter.

•

Supermajority vote to amend Article VIII. Our Certificate currently provides that Article VIII, which governs the Board’s powers, responsibilities, and structure, may be amended or repealed only by the affirmative vote of 80% of the voting power of all of the shares entitled to vote generally in the election of Directors, voting together as a single class. The Board is proposing to amend Article VIII to delete the provision requiring a supermajority vote to amend it, so that Article VIII, like other provisions of the Certificate, can be amended by the affirmative vote of the holders of a majority of the shares outstanding.

A copy of the amendments proposed by Items 2a and 2b are attached to this Proxy Statement as Appendix A, with deletions indicated by strikethroughs and additions indicated by underlining.

Separate Items

Items 2a and 2b both relate to the proposed declassification of our Board, but Item 2a concerns the amendment to effect the declassification of the Board and Item 2b concerns amendments to eliminate certain related supermajority voting provisions. Therefore, we are setting out each separate matter intended to be acted upon, so that shareholders are able to express their views on each amendment separately. The approval of either proposal is not conditioned on the approval of the other proposal. The Company will only amend its Certificate to implement a proposal if that particular proposal receives the requisite favorable vote of 80% of the outstanding shares entitled to vote. Those amendments that are not approved by shareholders will not be reflected in the Company’s Certificate.

Vote Required for Approval

The affirmative vote of 80% of the outstanding shares of common stock is required for approval of each of Item 2a and Item 2b.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR both of these items. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these items.

Items 3a through 3d.

Proposals to Amend the Company’s Restated Certificate of Incorporation to

Eliminate Supermajority Voting for the Following Actions

3a.	Merger or consolidation

3b.	Sale, lease, exchange or other disposition of all or substantially all of the Company’s assets outside the ordinary course of business

3c.	Plan for the exchange of shares

3d.	Authorization of dissolution

Our Board has approved, and recommends that you approve, four separate amendments to the Certificate that would eliminate supermajority voting requirements, which are applicable to the Company under default statutory provisions of the New York Business Corporation Law (“NYBCL”), to effect certain extraordinary corporate transactions.

At our 2008 Annual Meeting, 73.5% of the shares voting on the proposal, representing approximately 53.1% of our outstanding shares of common stock, voted in favor of a non-binding shareholder proposal requesting that our Board take all steps necessary to fully adopt simple majority vote requirements in the Company’s Certificate and By-Laws. Following the Annual Meeting, our Board carefully considered the advantages and disadvantages of maintaining supermajority voting requirements and, as disclosed in April 2009, determined to recommend the elimination of such supermajority voting requirements to our shareholders.

Under the NYBCL, if a company (such as ours) is incorporated prior to 1998, a supermajority vote of two-thirds of all outstanding shares entitled to vote on the matter is required to effect each of the following extraordinary transactions unless the company’s certificate of incorporation is expressly amended to reduce the applicable voting standard:

•	to merge our Company into another company or to consolidate our Company with another company;

•	to sell, lease, exchange or otherwise dispose of all or substantially all of our assets outside the ordinary course of business;

•	to effect a share exchange under which the Company becomes a subsidiary of another company and its stock is exchanged for the stock of that other company (which would be the Company’s new parent); or

•	to dissolve.

Such supermajority vote requirements can be viewed as facilitating corporate governance stability by requiring broad shareholder consensus to effect changes. Although these measures can be beneficial, the Board recognizes that many shareholders now view such supermajority vote requirements as a limitation on the ability of a majority of shareholders to effect certain corporate actions. Accordingly, the Board is proposing to amend the Certificate, as permitted under the NYBCL, to provide that the four categories of extraordinary transactions listed above may be approved by a majority of the shares outstanding and will not require supermajority approval.

If shareholders approve one or more of the proposals, a new paragraph (the “introductory paragraph”) will be added to Article IX of the Company’s Certificate that will read as follows:

“At a meeting of shareholders following all requisite approvals under the New York Business Corporation Law (“NYBCL”), and subject to any rights granted to any holders of the corporation’s preferred shares that may be issued from time to time, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:”

For each proposal approved by shareholders, the proposed amendment indicated below opposite such proposal will be added after the introductory paragraph in Article IX:

ITEM NO.	PROPOSED AMENDMENT
3a — Merger or consolidation	“to adopt a plan of merger or consolidation in accordance with Section 903 of the New York Business Corporation Law or any successor provision thereto”

3b — Sale, lease, exchange or other disposition of all or substantially all of the Company’s assets outside the ordinary course of business	“to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation in accordance with Section 909 of the New York Business Corporation Law or any successor provision thereto”

3c — Plan for the exchange of shares	“to adopt a plan for the exchange of shares in accordance with Section 913 of the New York Business Corporation Law or any successor provision thereto”

3d — Authorization of dissolution	“to authorize the dissolution of the corporation in accordance with Section 1001 of the New York Business Corporation Law or any successor provision thereto”

Accordingly, if all amendments are approved, the following paragraph will be added to Article IX of the Company’s Certificate:

“At a meeting of shareholders following all requisite approvals under the New York Business Corporation Law, and subject to any rights granted to any holders of the corporation’s preferred shares that may be issued from time to time, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

a.	to adopt a plan of merger or consolidation in accordance with Section 903 of the New York Business Corporation Law or any successor provision thereto.

b.	to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation in accordance with Section 909 of the New York Business Corporation Law or any successor provision thereto.

c.	to adopt a plan for the exchange of shares in accordance with Section 913 of the New York Business Corporation Law or any successor provision thereto.

d.	to authorize the dissolution of the corporation in accordance with Section 1001 of the New York Business Corporation Law or any successor provision thereto.”

The Company has no current plans to effect any of these actions. It is important to understand that lowering the voting thresholds for these actions is not the same as actually taking the underlying substantive actions. You are not being asked to vote at this time to approve any actions of the type described in the amendments. At this time, you are only being asked to lower the voting thresholds associated with subsequent shareholder approval of these actions, should any of these actions later become the subject of future consideration by the Company’s shareholders. Assuming that sufficient favorable votes are received at this Meeting on these proposals, so that the Company amends its Certificate to reflect these amendments by lowering the voting thresholds, the Company would still be required to solicit the approval of a majority of the outstanding shares entitled to vote in order to implement any of these types of actions.

Vote Required for Approval

Under the NYBCL, the affirmative vote of two-thirds of the outstanding shares of common stock is required for approval of each of Items 3a through 3d.

Separate Items

Items 3a through 3d all relate to the effort to eliminate the statutory supermajority voting standards applicable to the Company, but each item involves a different subject. Therefore, we are setting out each separate matter intended to be acted upon, so that shareholders are able to express their views on each amendment separately. Because each of the proposals is separate and distinct, the approval of any proposal is not conditioned on the approval of any other proposal. The Company will only amend its Certificate to implement a proposal if that particular proposal receives the requisite favorable vote of two-thirds of the outstanding shares entitled to vote. Those amendments that are not approved by shareholders will not be reflected in the Company’s Certificate.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR each of these four items. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these items.

Item 4. Proposal to Amend the Company’s Restated Certificate of Incorporation to Eliminate the “Fair Price” Provision

Our Board has approved, and recommends that you approve, an amendment to our Certificate that would eliminate the “fair price” provision (explained below) by deleting the current text of Article IX.

As noted above, at our 2008 Annual Meeting, 73.5% of the shares voting on the proposal, representing 53.1% of our outstanding shares of common stock, voted in favor of a non-binding shareholder proposal requesting that our Board take all steps necessary to fully adopt simple majority vote requirements in the Company’s Certificate and By-Laws. Following the Annual Meeting, our Board carefully considered the advantages and disadvantages of maintaining supermajority voting requirements and, as disclosed in April 2009, determined to recommend the elimination of such supermajority voting requirements to our shareholders.

In making its recommendation, the Board considered carefully the advantages and disadvantages of the “fair price” provision, which includes a supermajority voting requirement, in our Certificate. After this review, the Board determined that it is appropriate to propose an amendment to the Certificate that would eliminate this provision by deleting the current text of Article IX in its entirety.

A fair price provision is an anti-takeover measure designed to help companies defend against certain kinds of tender offers, known as coercive, two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for shareholders to tender their shares for the tender offer price, regardless of their value. Customary fair price provisions encourage a potential acquirer to negotiate with a company’s board of directors by requiring the potential acquirer to pay a “fair price” for all shares as determined under a specified formulation, unless the acquirer’s offer has satisfied specified board or shareholder approval requirements.

The Company’s existing Certificate contains such a “fair price” provision in Article IX. The provision requires the affirmative vote of at least 80% of the outstanding shares of the Company’s common stock to approve certain business combinations, including certain mergers, consolidations, security issuances, reclassifications, recapitalizations, liquidations, dissolutions or sales, leases, exchanges, mortgages, pledges or transfers of a specified portion of assets, involving us or any subsidiary and the beneficial owner of more than 10% of the Company’s outstanding voting stock (an “interested shareholder”), unless either: (i) the business combination is approved by a majority of the Directors who are not affiliated with the interested shareholder and who were Directors before the interested shareholder became an interested shareholder; or (ii) the shareholders receive a “fair price” for their holdings and other procedural requirements are met. Article IX of the Certificate also includes a requirement that such Article can only be amended, altered or repealed by the affirmative vote of the holders of at least 80% of all of the then outstanding shares of voting stock, voting together as a single class.

Section 912 of the NYBCL contains provisions that provide similar protection to those under Article IX. These provisions were enacted in law in 1985, after the addition of Article IX to our Certificate was approved by shareholders. The Board believes the protections afforded by Section 912 of the NYBCL, although not as robust as those of Article IX, are sufficient, and that a separate provision in the Certificate is no longer necessary. The Company will continue to be subject to Section 912 of the NYBCL without regard to whether the proposed amendments are approved. In general, Section 912 of the NYBCL prohibits certain New York corporations from engaging in a merger or other business combination with a holder of 20% or more of the corporation’s outstanding voting stock (an “interested shareholder”) for a period of five years following acquisition of the stock unless the merger or other business combination, or the acquisition of the stock, is approved by the corporation’s board of directors prior to the date of the stock acquisition. The statute also prohibits consummation of such a merger or other business combination with an interested shareholder at any time unless the transaction has been approved by the corporation’s board of directors or by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or certain “fair price” conditions have been met.

Vote Required for Approval

The affirmative vote of 80% of the outstanding shares of common stock is required for approval of this proposal.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 5. Proposal to Approve the Company’s Amended and Restated 2002 Stock Incentive Plan

On January 20, 2010, the Board unanimously amended and restated the 2002 Stock Incentive Plan (as amended and restated, the “Amended Plan”), subject to approval by the Company’s shareholders at this Annual Meeting. The corporate purpose underlying the Amended Plan is to provide an opportunity for the Company’s employees to acquire a proprietary interest in the Company and strengthen the mutuality of interests between employees and the Company’s shareholders. We believe this provides an added incentive to employees to contribute to the Company’s future success and prosperity which will enhance the value of the Company for the benefit of the shareholders.

The sustained growth and profitability of the Company largely depend on our ability to attract and retain individuals of exceptional ability and talent. The Board believes that the Company’s stock incentive program is integral to our success in this area and that the adoption of the Amended Plan will facilitate this goal. The Amended Plan will increase the number of shares available for awards by 11,000,000 shares to our employees. The Amended Plan will also simplify the mechanism for counting the shares available for issuance under the Amended Plan and provide that shares subject to options and stock appreciation rights (“SARs”) are counted in the same manner as shares underlying other forms of award. On December 31, 2009, there were 6,318,609 shares available on this basis.

The Amended Plan is also being presented to shareholders for approval of the performance criteria and limits which it contains for certain grants. These provisions are intended to meet the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and will enable the Company to continue to deduct for tax purposes certain compensation paid to the Company’s CEO and, under current law, the three highest compensated executives other than the CEO and the CFO (the “covered executives”). The Amended Plan will only become effective upon shareholder approval. If shareholder approval is not received, the prior version of the Plan will remain effective until further amended.

The following is a summary of the Amended Plan. This summary is qualified in its entirety by reference to the full text of the Amended Plan, which is attached to this Proxy Statement as Appendix B.

Summary of the Amended Plan

The Amended Plan permits the granting of any or all of the following types of awards:

•	non-qualified stock options;

•	SARs;

•	performance awards;

•	restricted stock; and

•	other awards valued in whole or in part by reference to, or otherwise based on, the Company’s common stock (“other stock-based awards”).

Incentive stock options are not issuable under the Amended Plan. The total number of shares of stock reserved and available for grants of awards under the Amended Plan on or after the date of this Annual Meeting (the “Aggregate Limit”) will equal the remaining number of shares of stock reserved and available for grants of awards under the existing version of the Plan immediately prior to the date of this Annual Meeting (which on December 31, 2009 was 6,318,609 shares), based on the revised mechanism for counting the shares available for issuance, increased by 11,000,000 shares of stock.

The Aggregate Limit will not be reduced by: (i) shares of stock subject to an award payable only in cash or property other than stock, or other awards for which shareholder approval is not required under the listing standards of the New York Stock Exchange; or (ii) in the case of awards granted in tandem with each other, shares of stock in excess of the number of shares of stock issuable under the awards.

The Aggregate Limit will be increased by the number of shares of stock granted as an award under the Amended Plan or an award under the 1993 Employee Stock Incentive Plan, the predecessor to the Amended Plan (the “1993 Plan”), that are, in each case:

•	forfeited, cancelled or settled in cash or property other than stock, or otherwise not distributable under an award under the Amended Plan or 1993 Plan;

•

tendered or withheld to pay the exercise or purchase price of an award under the Amended Plan or 1993 Plan or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an award under the Amended Plan or 1993 Plan; or

•	repurchased by the Company with the option proceeds in respect of the exercise of a stock option under the Amended Plan or 1993 Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other dividend other than the regular cash dividend, stock split, spin-off or other change in corporate structure affecting the stock, the Compensation Committee of the Board of Directors (the “Committee”) shall substitute or adjust the aggregate number and the kind of shares reserved or available for issuance under the Amended Plan, the maximum number of shares issuable to any single participant, and the number, kind and, where applicable, option or exercise price of shares subject to outstanding awards.

Administration

The Committee administers the Amended Plan and has authority to:

•	select employees to be granted awards;

•	determine the types of awards and the numbers of shares or amount of cash to be covered by such awards;

•

establish the terms, conditions and provisions of such awards (including, but not limited to, share price, any restriction or limitation, including any restrictive covenant, the granting of dividend equivalents, or any vesting acceleration or forfeiture waiver or any recoupment provision);

•	interpret the Amended Plan;

•	establish, amend and repeal administrative rules and regulations relating to the Amended Plan; and

•	otherwise supervise the overall administration of the Amended Plan.

Eligible Employees

Officers and other employees of the Company and its subsidiaries and affiliates are eligible to be participants under the Amended Plan. Outside Directors of the Company, however, are ineligible to participate in the Amended Plan. As of March 1, 2010, it is anticipated that approximately 2,200 officers and employees (out of the approximately 6,300 employees who are eligible to participate) will receive an award under the Amended Plan.

Stock Options

The Committee fixes the option price at which the common stock may be purchased under the Amended Plan. This price cannot be less than 100% of the fair market value of the stock on the date the option is granted. Options currently vest over a two-year period, with one-half of the shares under the option vesting at the end of one year after grant and the second-half after two years. No options are exercisable prior to the first anniversary of the grant date unless otherwise determined by the Committee. The Committee also fixes the option term, although no option may be exercised more than ten years after it has been granted. The Amended Plan prohibits repricing of options without prior shareholder approval.

The exercise price is paid in cash or, if the Committee permits, through delivery of shares of common stock having a fair market value equal to the purchase price, by withholding shares otherwise payable pursuant to the award, or by a combination of cash and common stock. In the event of retirement, disability or death of a participant, any stock option may be exercised for a specified period of time after such event as described in the Amended Plan or the participant’s award. Unless the Committee determines otherwise, if a participant’s employment with the

Company is terminated, except for cause, a stock option that has vested may generally be exercised for six months after termination.

Stock Appreciation Rights

The Committee has the right to grant SARs alone or in tandem with other awards. When a SAR is exercised, the holder is entitled to receive the excess of the fair market value of the shares for which the SAR is exercised over the option price of the related stock option. The form of payment of a SAR may be specified by the Committee at or after the time of grant. On such exercise, any stock option or other award to which such SAR is related is deemed to have been exercised.

Performance Awards

The Amended Plan permits the Committee to make awards of performance awards. A performance award is an award of shares, cash, or performance share units whose vesting and forfeiture restrictions are related to the attainment of one or more performance goals and objectives (including the goals and objectives described below under “Section 162(m)”) and such other terms and conditions as the Committee may specify. Recipients of performance awards are not required to provide consideration to the Company, other than the rendering of services. Awards of performance shares or performance share units may include dividends or dividend equivalents, which shall not be paid currently but shall be subject to the same vesting and performance conditions as the underlying awards. Performance awards may not be sold by the recipient while subject to the performance conditions.

Restricted Stock

Restricted stock is an award of shares whose vesting and forfeiture restrictions are related to the participant’s continued service with the Company for a specified period of time and such other terms and conditions as the Committee may specify. The Committee determines the time or times when such awards are subject to forfeiture, and all of the other terms and conditions of such grants. Recipients of restricted stock are not required to provide consideration to the Company, other than the rendering of services.

Restricted stock may not be sold by the recipient during the forfeiture period determined by the Committee. The participant has, with respect to such stock awards, all of the rights of a shareholder of the Company, including the right to vote such shares and the right to receive dividends. Subject to certain exceptions described in the Amended Plan, on termination of employment during the restriction period, the participant forfeits all shares still subject to restriction.

Other Stock-Based Awards

The Committee has, in addition to performance stock and restricted stock, the authority under the Amended Plan to make awards of stock and awards payable in cash and stock that are valued in whole or in part by reference to, or are otherwise based on, the Company’s common stock. These awards may include deferred awards, dividend equivalents, cash or stock-settled restricted share units, phantom stock, and similar units. These awards may be granted either alone or in addition to or in tandem with other awards. The terms and conditions of the award are determined at the discretion of the Committee. An award may include a participant’s right to receive, either currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award.

Term

The Amended Plan would continue in effect for a period of ten years from the date of this Annual Meeting, unless earlier terminated by the Board.

Amendments

The Board and Committee may amend the Amended Plan to the extent permitted by law, however the Board and Committee may not impair the right of any participant without the participant’s consent. In addition, the Committee may not reduce the option price per share or cancel a stock option or SAR in exchange for a cash payment or another award, including a new option or SAR having a lower option price, without prior shareholder approval.

Change-in-Control

The Amended Plan provides that in the event of a change-in-control of the Company, except as otherwise provided in the award documentation, all SARs outstanding and all stock options granted become fully exercisable and vested. Except as otherwise provided in the award documentation, the restriction and deferral limitations applicable to any grants of performance stock, restricted stock and other stock-based awards will lapse and such shares will be fully vested. All outstanding stock options, SARs, performance stock, restricted stock and other such stock-based awards will, at the discretion of the Committee, be either cashed out or converted into awards based upon publicly traded common stock of the corporation that acquires the Company or which otherwise results from the change-in-control.

In recent years, grants of performance stock or stock units, through action by the Committee, have contained the following provisions applicable to a change-in-control. Upon a change-in-control: (a) if the change-in-control occurs during the performance period for the award, the established performance goals otherwise required to be met under the performance stock or stock units are deemed to have been achieved; (b) in general, a portion of such shares, prorated to the date of the change-in-control, would be immediately distributed to the employee; and (c) the balance of the shares not so distributed would be converted into cash at the price per share paid by an acquirer related to the change-in-control and paid to the employee following the original maturity date of the award. In the case of such cash payments, however, in the event the employee is terminated involuntarily (except for cause), dies, retires, or is disabled prior to the maturity date, the cash amount generally would be paid upon such occurrence. It is the Company’s present intention to continue including similar provisions in its performance stock and stock unit awards.

Tax Aspects of the Plan

The Company believes that under present law the following are the federal tax consequences generally arising with respect to awards granted under the Amended Plan:

•	The grant of an option or SAR will create no tax consequences for an optionee or the Company.

•

On exercising an option or a SAR, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, and the Company will be entitled to a deduction for the same amount.

•	The treatment of an optionee’s disposition of shares acquired through the exercise of an option depends on how long the shares have been held.

•	Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option.

•

With respect to awards that are restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares received at the time the shares become transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, and the Company would be entitled to a deduction for the same amount.

Section 162(m)

Section 162(m) limits the Company’s tax deduction to $1 million per year for certain compensation paid to each of the Company’s covered executives. This limitation does not apply to “performance-based compensation.” Options and SARs may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. Other awards may qualify as performance-based compensation if payment under such awards is made under the following circumstances:

•	on account of the achievement of one or more objective performance goals established by a compensation committee consisting exclusively of two or more non-management directors;

•	under certain terms approved by shareholders, including the maximum amount payable to any individual and performance goals to be used; and

•	following certification by such a compensation committee that the performance goals and other material conditions precedent to payment have been satisfied.

Accordingly, the Board is also seeking shareholder approval of the Amended Plan to permit the Company to continue to deduct for tax purposes compensation paid to covered executives under awards that qualify as performance-based compensation (“Qualifying Awards”).

The Amended Plan provides that two types of Qualifying Awards may be granted. The first type is stock options and SARs. No participant may receive stock options or SARs covering more than 4 million shares of stock in any 60-month period. The second type includes performance awards whose payment is conditioned on the attainment of the performance objectives for the performance goals the Committee establishes for a performance cycle in accordance with the provisions of Section 162(m). More than one performance goal may apply to a given performance cycle based on the attainment of the performance objectives for any of the performance goals applicable to that cycle. The Committee determines the duration of a performance cycle, and the Committee will be authorized to permit overlapping or consecutive performance cycles. However, the performance cycle may not be shorter than one year.

The performance goals that the Committee may select for a performance cycle include any of the following: diluted earnings per share, net income, operating margin, operating income and net operating income, pretax profit, revenue growth, return on sales, return on equity, return on assets, return on investment, stock price growth, total return to shareholders, EBITDA, economic profit, and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

The Committee will have the discretion, by participant and by award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the award if the participant satisfies the performance objectives included in the Qualifying Award.

For any performance award denominated in shares of stock with a duration of 36 months, no participant may receive Qualifying Awards covering more than 600,000 shares of stock or which provide for the payment for such performance cycle of more than 600,000 shares of stock (or cash amounts based on the value of more than 600,000 shares of stock). For any performance award denominated in cash, the maximum dollar amount that may be paid to a participant in any 12-month period is $10,000,000. No amounts will be paid in respect of a Qualifying Award unless the Committee has previously certified, in a manner intended to meet the requirements of Section 162(m), that the criteria for the payment of the Qualifying Award related to that cycle have been achieved.

Because the amounts to be received under the Amended Plan can only be determined with precision in the future, the table below shows the grants that were made in April 2009 for the covered executives; for all current executive officers, as a group; for all current Directors who are not executive officers, as a group; and for all employees, including all current officers who are not executive officers, as a group.

	OPTION AWARDS		OTHER STOCK-BASED AWARDS: LONG-TERM PERFORMANCE SHARE UNITS(2)
Name	Exercise or Base Price Per Share(1)	Shares Underlying Options Granted	Dollar Value	Shares
Harold McGraw III Chairman of the Board, President and Chief Executive Officer	$22.99	323,662	$924,060	40,194

Robert J. Bahash Executive Vice President, Chief Financial Officer	$22.99	81,128	$470,260	20,455

David L. Murphy Executive Vice President, Human Resources	$22.99	48,667	$282,087	12,270

Charles L. Teschner, Jr. Executive Vice President, Global Strategy	$22.99	41,026	$237,809	10,344

D. Edward Smyth Executive Vice President, Corporate Affairs and Executive Assistant to the Chairman	$22.99	38,462	$222,934	9,697

All current executive officers, as a group	$22.99	600,483	$2,528,647	109,989

All current Directors who are not executive officers, as a group	—	—	—	—

All employees, including all current officers who are not executive officers, as a group	$22.99	2,264,359	$37,139,356	1,615,457

(1)	Based on the closing price of the Company’s common stock on April 1, 2009 of $22.99.

(2)	Actual amount may be less than, equal to, or greater than the amount shown depending on the Company’s performance during 2009.

Approval and Related Matters

The affirmative vote of the holders of a majority of the votes cast is required to approve the Amended Plan.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 6. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2010. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2010 be, and hereby is, ratified and approved.

The Board of Directors’

Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 7. Shareholder Proposal – Special Shareowner Meetings

Nick Rossi and Emil Rossi, as trustees, have given notice that they intend to make the following proposal at the Annual Meeting. The Company will provide the number of shares that the proponents own to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the low-est percentage allowed by law above 10%) the power to call special shareowner meetings. This in-cludes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to man-agement and/or the board.

SUPPORTING STATEMENT

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

Annual election of each director won greater than 64%-support at our 2006, 2007, 2008 and 2009 annual meetings (76% in 2009). Plus a shareholder proposal for elimination of our super-majority shareholder voting requirements won greater than 73%-support at our 2007, 2008 and 2009 annual meetings. Neither proposal has yet been adopted.

Our following directors received 31% to 43% in withheld votes: Edward Rust, Hilda Ochoa-Brillembourg, Pedro Aspe, Robert McGraw, Harold McGraw, Douglas Daft, Winfried Bischoff and Linda Koch Lorimer. Ms. Lorimer was our Lead Director with 15-years director tenure (independence concern) in addition to receiving our highest withheld votes of 43%. Ms. Lorimer (who also chaired our nomination committee) was designated a “Flagged (Problem) Director” by The Corporate Library due to her involvement with the proposed Sprint merger with WorldCom that led to the acceleration of $1.7 billion in stock options even though the merger ultimately failed.

We had no shareholder right to call a special meeting, to act by written consent, cumulative voting or an independent board chairman. Shareholder proposals to address these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings

Yes on Item 7

Directors’ Statement in Opposition

The Board believes the Annual Meeting of Shareholders is the most appropriate forum for share-holders to submit proposals to be considered by the Company’s shareholders and is a more cost-effective mechanism for shareholders to voice their concerns than is called for in this proposal.

Under the Company’s Restated Certificate of Incorporation and By-Laws, a special meeting of the shareholders may be called by a majority of the Board. The Board believes that this provides the Company with the flexibility to convene special shareholder meetings when the Board believes it would be in the best interests of the Company and its shareholders. Convening a special meeting is an expensive and time-consuming endeavor that the Board believes should only be undertaken when the Board, in the exercise of its fiduciary duties, determines that there is an extraordinary matter or significant strategic concern that cannot wait until the next Annual Meeting for consideration by shareholders.

Under this proposal, however, holders of 10% of the Company’s outstanding common stock would have the ability to call a special meeting, even when such a meeting would not be in the best interests of the Company or its shareholders. Implementation of this proposal would place the Company at risk that self-interested parties holding a limited number of shares, and having no legal obligation to consider the interests of other shareholders, will call special meetings in order to serve their narrow purposes rather than those of the Company and the majority of its shareholders.

Although the Directors are always willing to consider the views and concerns of shareholders, the Board believes that the Annual Meeting strikes the right balance between the desire of one or more shareholders to present a proposal for formal shareholder action and the administrative burden and potential distraction of a shareholder meeting to be convened at any time as described in the proposal.

The Company’s Annual Meeting of Shareholders provides ample opportunity for shareholders to raise appropriate matters. Shareholders have frequently used the Annual Meetings to have their concerns communicated to all of the Company’s shareholders – including through proposals such as this proposal. For those extraordinary circumstances where a matter cannot wait until the next Annual Meeting, the Company’s Restated Certificate of Incorporation and By-Laws, consistent with New York law, permit a special meeting to be called as described above. The Board believes that it, rather than a group of minority shareholders, is best positioned to determine when it is in the best interests of the share-holders as a whole to incur the burden and expense of a special meeting.

The Board also believes that the need for adoption of the proposal should be evaluated in the context of our overall corporate governance practices. Reflecting expressed shareholder preferences, the Board has proposed, subject to shareholder approval at this Annual Meeting, to eliminate its classified structure, so that all Directors would stand for reelection at each Annual Meeting beginning in 2011, and to delete provisions in our Restated Certificate of Incorporation that impose supermajority voting requirements for various corporate actions. The Board’s intention to propose these changes was announced in April 2009. The proponent’s statement that these responsive changes have not yet been adopted is clearly misleading. The Board has also amended our By-Laws to provide for majority voting in the uncontested election of Directors.

Adoption of this proposal would not by itself give shareholders the right to call a special meeting of shareholders. Under New York law, the Board would have to recommend further action by the shareholders to amend the Restated Certificate of Incorporation to allow shareholders to call a special meeting, and the amendment then would have to be approved by holders of 80% of the outstanding shares or, if shareholders approve the amendments described in Items 2a and 2b above, by a majority of all outstanding shares entitled to vote on the amendments.

The Board believes that the current processes to allow shareholders to submit a proposal and bring a matter to an Annual Meeting for a vote is the most appropriate and effective means for shareholders to voice their concerns, as well as a more efficient use of the Company’s resources than is called for in the proposal. Consequently, we do not believe adoption of this proposal is in the best interests of the Company or its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

Item 8. Shareholder Proposal – Shareholder Action by Written Consent

Kenneth Steiner has given notice that he intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares that the proponent owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secre-tary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding.

Supporting Statement

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction for us or in obtaining control of the board that could result in a higher stock price. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to a reduction in shareholder value.

The merits of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

Our CEO Harold McGraw received more than half a million dollars in “all other compensation,” which is an unusually high figure according to The Corporate Library www.thecorporatelibrary.com, an independent investment research firm. This sum included contributions to a 401(k) plan, personal private jet travel, financial counseling and tax return preparation. This level of payment, which was not performance related, raised concerns about the board’s decisions regarding the link between executive pay and shareholder interest. Plus only 37% of CEO pay was incentive based.

Pedro Aspe, Sidney Taurel, Robert McGraw, Linda Koch Lorimer and Harold McGraw each had 13 to 22 years director tenure –

independence concern. Additionally directors with more than 13-years tenure were assigned to 5 of 9 seats on our key executive pay and nomination committees.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent – Yes on Item 8.

Directors’ Statement in Opposition

The Board believes that the written consent process, as compared to shareholders acting at a meeting, is not as well suited to an orderly debate on the merits of a proposed shareholder action. Under the Company’s existing Restated Certificate of Incorporation and By-Laws, all of the Company’s shareholders have the opportunity to participate in meetings called to determine proposed actions. These provisions allow the opportunity for discussion and increase the ability of all shareholders to have their views considered. The meeting and the shareholder vote take place on a specified date that is publicly announced well in advance of the meeting, and all interested parties have an opportunity to express their views during the period prior to the meeting on any matter on which shareholders will be voting. The proposed changes, on the other hand, would make it possible for the holders of a bare majority of the shares outstanding to use the consent procedure to take action without a meeting, potentially without prior notice to the other shareholders or the Company, and before all shareholders have an opportunity to participate and all arguments can be heard. Smaller shareholders, in particular, may be effectively disenfranchised in a consent solicitation.

The default provision of New York law, which currently governs the Company, is that, unless otherwise provided in the Company’s Certificate of Incorporation, shareholders can act without a meeting only by a unanimous written consent signed by every shareholder of record of the Company. However, if this proposal were implemented, shareholders would have the ability to act by the written consent of a majority of the shares outstanding, however frequently, and at any time. We believe that implementation of this proposal is not in the best interests of the Company and its shareholders because it would allow a majority to act before all shareholders have an opportunity to participate and all arguments are heard. Even in a situation where the Company has notice that a shareholder intends to act by written consent and has sufficient opportunity to provide the Company’s views on the proposed action, the process would impose significant administrative and financial burdens on the Company. The Board believes that the written consent procedure is more appropriate for a closely held corporation with few shareholders, as compared to the Company which has over 126,000 beneficial and record shareholders. Indeed, as of December 31, 2009, over 70% of Fortune 500 companies do not allow shareholders to act by less than unanimous written consent.

Adoption of this proposal would not by itself give shareholders the right to take action by written con-sent of a majority of the shares outstanding. Under New York law, the Board would have to recommend further action by the shareholders to amend the Restated Certificate of Incorporation to allow a majority of the shares outstanding to act by written consent, and the amendments then would have to be approved by a majority of all outstanding shares entitled to vote on the amendments.

For the reasons set forth above, the Board believes that implementation of this proposal is not in the best interests of the Company and its shareholders because action by written consent could prevent an orderly debate on the merits of a proposal and could be expensive and distracting to the Company. Moreover, the Board notes that to the extent the proposal calls for the elimination of supermajority voting requirements, the Board, as previously announced in April 2009, is already seeking to implement such changes (in Item 2b and Items 3a through 3d above). The Board also notes that the proponent’s supporting statement provides erroneous information about our Chairman and Chief Executive Officer’s incentive compensation which, according to the proponent, was 37% in 2008. For purposes of determining the percentage of total compensation that is incentive based, or “at-risk”, most compensation experts would first calculate the sum of an executive’s annual and long-term incentive opportunities and then divide this amount by the executive’s total compensation, including base salary and both annual and long-term incentive opportunities. Based on such a formula, Mr. Harold McGraw III received incentive compensation representing 81.1% of total compensation in 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

Item 9. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 19, 2010

Appendix A

ARTICLE VIII.

A. Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors which, subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than twelve (12) nor more than twenty-five (25) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time by the affirmative vote of (i) a majority of the Board of Directors, or (ii) ~~the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~shareholders voting a majority of the votes cast for or against the matter at a meeting of shareholders. At ~~the 1985~~each Annual Meeting of Shareholders, ~~the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1986 Annual Meeting of Shareholders, the term of office of the second class to expire at the 1987 Annual Meeting of Shareholders and the term of office of the third class to expire at the 1988 Annual Meeting of Shareholders, and with the members of each class to hold office until their successors have been duly elected and qualified. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire~~directors shall be elected for a term of office to expire at the ~~third succeeding~~next Annual Meeting of Shareholders after their election and after their successors have been duly elected and qualified.

B. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office (even though less than a quorum of the Board of Directors), and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders and after their successors have been duly elected and qualified. ~~If the number of directors is increased by the Board of Directors and the newly created directorship is filled by the Board, there shall be no classification of the additional directors so chosen until the next Annual Meeting of Shareholders at which time a majority of the Board shall designate the class of the director to be elected to fill such directorship by the shareholders.~~ No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of (i) the holders of at least ~~80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~shareholders voting a majority of the votes cast for or against the matter at a meeting of shareholders, or (ii) a majority of the Board of Directors.

D. Special Meetings of Shareholders. Special meetings of Shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors, upon not less than 30 nor more than 50 days’ written notice.

~~E. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Eighth.~~

A-1

Appendix B

THE McGRAW-HILL COMPANIES, INC.

2002 Stock Incentive Plan

(Amended and restated effective April 28, 2010)

THE McGRAW-HILL COMPANIES, INC.

2002 Stock Incentive Plan

SECTION 1.    Purpose; Definitions.

The purpose of The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan is to enable the Company to offer its employees long-term performance-based stock and cash incentives and other equity interests in McGraw-Hill, thereby attracting, retaining and rewarding such employees, and strengthening the mutuality of interests between employees and McGraw-Hill’s shareholders.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Aggregate Limit” shall have the meaning set forth in Section 3(a).

(b)	“Amended Plan” shall have the meaning set forth in Section 15.

(c)	“Amended Plan Effective Date” means the date of McGraw-Hill’s 2010 Annual Meeting of Shareholders.

(d)	“Award” means a Stock Option, Stock Appreciation Right, Performance Award, Restricted Stock Award, Deferred Award, Dividend Equivalent, Other Stock-Based Award or Qualifying Award.

(e)	“Award Documentation” shall have the meaning set forth in Section 2(d).

(f)	“Board” means the Board of Directors of McGraw-Hill.

(g)	“Cause” shall mean, except as otherwise defined in an employee’s employment agreement or the Award Documentation in respect of an Award, the employee’s misconduct in respect of the employee’s obligations to the Company or other acts of misconduct by the employee occurring during the course of the employee’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause”.

(h)	“Change in Control” and “Change in Control Price” shall have meanings set forth, respectively, in Sections 11(b) and (c).

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j)	“Commission” means the Securities and Exchange Commission or any successor thereto.

(k)	“Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to the applicable listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members, provided, however, that each person is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

(l)	“Company” means McGraw-Hill and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests in such corporations, partnerships or other legal entities are owned directly or indirectly by McGraw-Hill.

(m)	“Deferred Award” means a right to receive on a specified date following the settlement date of an Award, at the election of the participant or as required by the terms of such Award, an amount based on the value of the number of shares of Stock, cash or other property in consideration thereof due upon settlement of such Award (or portion thereof). Payments in respect of a Deferred Award may be in cash, Stock or other property, or any combination thereof.

(n)	“Disability” means, with respect to an Award, disability as defined under the Company’s long-term disability plan applicable to the recipient of such Award.

(o)	“Dividend Equivalent” means a right attached to an Award to receive an amount based on the value of the regular cash dividend paid on an equivalent number of shares of Stock. Dividend Equivalents may be subject to the same vesting and other provisions of the underlying Award and may be paid in cash or shares of Stock, either currently or deferred.

(p)	“Division Sale” means the sale, transfer, or other disposition to a third party not affiliated with the Company of substantially all of the assets or all of the capital stock of a business unit of the Company, but excluding a Change in Control.

(q)	“Early Retirement” means retirement from the Company on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company and being eligible to receive Company pension benefits.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s)	“Fair Market Value” for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any given date, the last price at which the Stock is sold on the New York Stock Exchange, or other principal U.S. national securities exchange on which the Stock is listed, on such date, or, if there is no such sale on such date, the last price at which the Stock is sold prior to such date. If the Stock is not listed on the New York Stock Exchange or any U.S. national securities exchange, the Fair Market Value shall be as determined by the Committee in its sole discretion or otherwise required in accordance with applicable law.

(t)	“Individual Limit” shall have the meaning set forth in Section 3(e).

(u)	“McGraw-Hill” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.

(v)	“1993 Plan” means The McGraw-Hill Companies, Inc. 1993 Employee Stock Incentive Plan.

(w)	“1993 Plan Award” means an award granted under the 1993 Plan.

(x)	“1993 Plan Stock Option” means a stock option granted under the 1993 Plan.

(y)	“Normal Retirement” means retirement from active employment with the Company on or after age 65.

(z)	“Other Stock-Based Award” means an award under Section 9 that is payable in cash or Stock and is valued in whole or in part by reference to, or is otherwise based on, Stock.

(aa)	“Outstanding Common Stock” shall have the meaning set forth in Section 11(b)(i).

(bb)	“Outstanding Voting Securities” shall have the meaning set forth in Section 11(b)(i).

(cc)	“Performance Award” means an award denominated in cash or shares of Stock under Section 8 whose vesting and forfeiture restrictions relate to the attainment of performance goals and objectives.

(dd)	“Plan” means The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan, as amended from time to time, including any rules, guidelines or interpretations thereof adopted by the Committee.

(ee)	“Plan Effective Date” means April 24, 2002.

(ff)	“Qualifying Award” means an Award made in accordance with the provisions of Section 10.

(gg)	“Restricted Stock” means an award of shares of Stock under Section 7 whose vesting and forfeiture restrictions relate to the participant’s continued service with the Company for a specified period of time.

(hh)	“Restriction Period” shall have the meaning set forth in Section 7(c)(ii).

(ii)	“Retirement” means Normal or Early Retirement.

(jj)	“Stock” means the Common Stock, $1.00 par value per share, of McGraw-Hill.

(kk)	“Stock Appreciation Right” shall have the meaning set forth in Section 6(e).

(ll)	“Stock Option” means any option to purchase shares of Stock granted under Section 5.

SECTION 2.     Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have full authority to grant Awards, pursuant to the terms of the Plan, to officers and other employees eligible under Section 4.

In particular, the Committee shall have the authority:

(i)	to select the officers and other employees of the Company to whom Awards may from time to time be granted;

(ii)	to determine whether and to what extent the individual types of Awards are to be granted to one or more eligible employees;

(iii)	to determine the number of shares or amount of cash to be covered by each Award;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including, but not limited to the share price, any restriction or limitation, including any restrictive covenant, the granting of Dividend Equivalents, or any vesting acceleration or forfeiture waiver or any recoupment provision, based on such factors as the Committee shall determine); and

(v)	to determine whether, to what extent and under what circumstances an Award may be settled in cash.

(b)	Subject to Section 12 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All actions by the Committee hereunder shall be undertaken in the sole discretion of the Committee and, absent manifest error, shall be final and binding on all interested persons.

(c)

Subject to the applicable listing requirements of the New York Stock Exchange, or other principal U.S. national securities exchange on which the Stock is listed, the Committee may, but need not, from time to time delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company; provided, that the Committee may not delegate its authority under Section 2(b) or its authority to make Qualifying Awards or Awards to participants who are delegated authority hereunder or who are subject to the reporting rules under Section 16(a) of the Exchange Act at the time the Award is made. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate any authority to any person or persons hereunder. The Committee may, at any time, rescind any delegation hereunder and any person or persons who are delegated authority hereunder shall, at all times, serve in such capacity at the pleasure of the Committee. Any action undertaken by any person or persons in accordance with a delegation hereunder shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such person or persons.

(d)	In connection with the grant of an Award, the Committee shall specify the form of award documentation (the “Award Documentation”) to set forth the terms and conditions of the Award. Award Documentation may include, without limitation, an agreement signed by the participant and the Company or a grant or award notice signed only by the Company. Award Documentation may be in written, electronic or other form approved by the Committee.

SECTION 3.     Stock Subject to Plan.

(a)	The total number of shares of Stock reserved and available for grants of Awards under the Plan on or after the Amended Plan Effective Date (the “Aggregate Limit”) shall equal the number of shares of Stock reserved and available for grants of Awards under the Plan immediately prior to the Amended Plan Effective Date, increased by 11,000,000 shares of Stock. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)	The Aggregate Limit shall not be reduced by:

(i)	shares of Stock subject to an Award payable only in cash or property other than Stock, or other Award for which shareholder approval is not required under the listing standards of the New York Stock Exchange, subject to the applicable conditions therefore; or

(ii)	in the case of Awards granted in tandem with each other, shares of Stock in excess of the number of shares of Stock issuable thereunder.

(c)	The Aggregate Limit shall be increased by the number of shares of Stock in the case of an Award or 1993 Plan Award that are:

(i)	forfeited, cancelled or settled in cash or property other than Stock, or otherwise not distributable under an Award or 1993 Plan Award;

(ii)	tendered or withheld to pay the exercise or purchase price of an Award or 1993 Plan Award or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an Award or 1993 Plan Award; or

(iii)	repurchased by the Company with the option proceeds (determined under generally accepted accounting principles) in respect of the exercise of a Stock Option or 1993 Plan Stock Option; provided, however, that the Aggregate Limit shall not be increased under this Section 3(c)(iii) in respect of any Stock Option or 1993 Stock Option by a number of shares of Stock greater than (A) the amount of such proceeds divided by (B) the Fair Market Value on the date of exercise.

(d)

In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend or other dividend other than the regular cash dividend, Stock split, spin-off or other change in corporate structure affecting the Stock, including any equity restructuring within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation (formerly Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), and the applicable guidance and interpretations thereunder, or any successor thereto, the aggregate number and the kind of shares reserved or available for issuance under the Plan, the maximum number of shares issuable to any single participant, the number, kind and, where applicable, option or exercise price of shares subject to outstanding Awards, will be substituted or adjusted by the Committee.

(e)	No eligible person may be granted under the Plan in any 60-month period Stock Options or Stock Appreciation Rights which, in the aggregate, cover more than four million (4,000,000) shares of Stock (the “Individual Limit”).

SECTION 4.    Eligibility.

Officers and other employees of the Company (but excluding individuals who serve only as a director on the Board) who are responsible for or contribute to the management, growth or profitability of the business of the Company are eligible for Awards. Eligibility under the Plan shall be determined by the Committee.

SECTION 5.    Stock Options.

Stock Options may be granted alone or in tandem with other Awards (including Stock Appreciation Rights), and may be granted in addition to, or in substitution for, other types of Awards. Stock Options shall be subject to the following terms and conditions and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine:

(a)	Option Price. The option price per share of Stock subject to a Stock Option shall be determined by the Committee at the time of grant but, except in the case of Stock Options granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company, shall be not less than 100% of the Fair Market Value of the Stock at grant.

(b)	Option Term. The option term of each Stock Option shall be fixed by the Committee; provided, however, that no Stock Option shall be exercisable more than ten years after the date of grant.

(c)	Exercisability.

(i)	Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as otherwise provided herein, unless the Committee otherwise determines at or after the time of grant, no Stock Option shall be exercisable prior to the first anniversary of the date of grant.

(ii)	Notwithstanding anything in this Section 5 to the contrary, if an optionee dies during a post-termination exercise period under Section 5(f), (g), (h) or (j), any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of death.

(d)	Method of Exercise.

(i)	Subject to the applicable installment exercise and waiting period provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Subject to Section 5(d)(iv), such notice shall be accompanied by payment in full of the option price in such form as the Committee may accept.

(ii)

If and to the extent determined by the Committee at or after grant, payment in full or in part may also be made by withholding shares of Stock otherwise issuable in connection with the exercise of the Stock Option or in shares of unrestricted Stock duly owned by the optionee (and for which the optionee has good title free and clear of any liens and encumbrances) based, in each such case, on the Fair Market Value of the Stock on the last trading date preceding payment. Unless otherwise determined by the Committee at or after the time of grant, such payment may be made by constructive delivery of such shares of owned and unrestricted Stock pursuant to an attestation or other similar form as determined by the Committee.

(iii)	Subject to Section 5(d)(iv), no shares of Stock shall be distributed until payment therefor, as provided herein, has been made and, if requested, the optionee has given the representation described in Section 14(a). An optionee shall not have rights to dividends or other rights of a shareholder with respect to shares subject to the Stock Option prior to issuance or reissuance of such shares.

(iv)	Stock Options may also be exercised pursuant to a cashless exercise procedure approved by the Committee pursuant to which shares of Stock are sold by a broker or other appropriate third party on the market with the proceeds of such sale (or, if applicable, extension of credit pending such sale) remitted to the Company to pay the exercise price of the Stock Option and the applicable withholding taxes, and the balance of such proceeds (less commissions and other expenses of such sale) paid to the optionee in cash or shares of Stock.

(e)	Termination by Death. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of death, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, notwithstanding anything to the contrary in this Section 5, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of death.

(f)	Termination by Reason of Disability. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of Disability, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term.

(g)	Termination by Reason of Retirement. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of Normal Retirement, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment with the Company terminates by reason of Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee to the extent it was exercisable at the date of retirement, subject to Section 5(c)(ii), until the expiration of the option term. If and only if the Committee so approves at the time of Early Retirement, if an optionee’s employment with the Company terminates by reason of Early Retirement, any Stock Option held by the optionee shall be fully vested and may thereafter be exercised by the optionee as provided above.

(h)	Termination by Reason of a Division Sale. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of a Division Sale, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), for a period of six months from the date of such termination of employment or until the expiration of the option term, whichever period is the shorter; provided, however, that, if the optionee shall be, on the date of the Division Sale, eligible for Normal Retirement or Early Retirement, any unexercised Stock Option held by such optionee may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term.

(i)	Cause. If an optionee’s employment with the Company is involuntarily terminated by the Company for Cause, the Stock Option shall thereupon terminate and shall not be exercisable thereafter.

(j)	Other Termination. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment terminates for any reason other than death, Disability, Retirement, Division Sale or for Cause, any Stock Option held by such optionee may thereafter be exercised by the optionee to the extent it was exercisable at the date of termination, subject to Section 5(c)(ii), for a period of six months from the date of such termination of employment or until the expiration of the option term, whichever period is the shorter.

SECTION 6.    Stock Appreciation Rights.

(a)	In General. Stock Appreciation Rights may be granted alone or in tandem with other Awards (including Stock Options), and may be granted in addition to, or in substitution for, other types of Awards. The form of payment of Stock Appreciation Rights may be specified by the Committee at or after the time of grant.

(b)	Stock Appreciation Rights Granted Alone. Stock Appreciation Rights granted alone shall be subject, where applicable, to the terms and conditions of Section 5 applicable to Stock Options and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine.

(c)	Stock Appreciation Rights Granted in Tandem with Stock Options. Stock Appreciation Rights granted in tandem with Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine:

(i)	Grant. Stock Appreciation Rights granted in tandem with Stock Options may be granted at or after the time of grant of such Stock Options.

(ii)	Exercise.

(A)	Stock Appreciation Rights granted in tandem with Stock Options shall be exercisable only at such time or times and to the extent that the Stock Options are exercisable in accordance with Section 5 and this Section 6. The Committee may grant in tandem with Stock Options conditional Stock Appreciation Rights that become exercisable only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at or after grant.

(B)	Stock Appreciation Rights granted in tandem with Stock Options may be exercised by giving written notice of exercise to the Company specifying the number of shares for which a Stock Appreciation Right is being exercised and surrendering the applicable Stock Option (or portion thereof). Such Stock Option shall no longer be exercisable upon and to the extent of the exercise of such Stock Appreciation Right.

(C)	Stock Appreciation Rights granted in tandem with Stock Options shall terminate and no longer be exercisable upon and to the extent of the termination or exercise of such Stock Options; provided that, unless the Committee otherwise determines at or after the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a Stock Option shall only terminate to the extent that the number of shares covered by an exercise or termination of the Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

(d)	Stock Appreciation Rights Granted in Tandem with Awards Other Than Stock Options. Stock Appreciation Rights granted in tandem with Awards other than Stock Options shall be subject to such terms and conditions as the Committee shall establish at or after the time of grant.

(e)	Stock Appreciation Rights Defined. As used in the Plan, the term “Stock Appreciation Right” shall mean the right granted under this Section 6 to receive from the Company, upon exercise of such right (or portion thereof), an amount, which may be paid in cash or shares of Stock (or a combination of cash and Stock), equal to (i) the Fair Market Value, as of the date of exercise, of the shares of Stock covered by such right (or such portion thereof), less (ii) the aggregate exercise price of such right (or such portion thereof).

SECTION 7.    Restricted Stock Awards.

(a)	Restricted Stock Awards in General. Restricted Stock is an award of Stock whose vesting and forfeiture restrictions are related to the participant’s continued service with the Company for a specified period of time and such other terms and conditions as may be specified by the Committee at or after grant. The Committee shall have authority to award to any participant Restricted Stock either alone or in tandem with, in addition to or in substitution for other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares subject to Restricted Stock Awards, the price (if any) to be paid by the recipient (subject to Section 7(b)), the time or times within which Restricted Stock may be subject to forfeiture, the vesting schedule and rights to acceleration of, and all other terms and conditions of Restricted Stock Awards. The provisions of Restricted Stock Awards need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)	Conditions of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following conditions:

(i)	The purchase price, if any, for shares of Stock subject to a Restricted Stock Award shall be set by the Committee at the time of grant.

(ii)	A participant who is selected to receive a Restricted Stock Award may be required, as a condition to receipt of such Restricted Stock Award, to execute and to deliver to the Company the applicable Award Documentation, and to pay whatever price (if any) is required under Section 7(b)(i).

(iii)	Unless the Committee determines otherwise, in respect of the shares subject to a Restricted Stock Award, the Company shall provide for a book entry on behalf of the participant. The book entry in respect of shares subject to a Restricted Stock Award shall be subject to the same limitations contained in the Restricted Stock Award.

(c)	Restrictions and Conditions of Shares. The shares subject to a Stock Award shall be subject to the following restrictions and conditions:

(i)	Unless the Committee determines otherwise at or after the time of grant, such shares shall not vest prior to the first anniversary of the date of grant. Except in the case of Restricted Stock subject to which the aggregate number of shares does not exceed five percent of the Aggregate Limit, (A) the shares subject to Restricted Stock shall not vest earlier than in pro rata installments over a period of three years and (B) notwithstanding anything in Section 7(c)(v) to the contrary, the Committee shall not waive or accelerate vesting and forfeiture restrictions for shares subject to Restricted Stock, other than in connection with death, Disability, Retirement, termination of employment, sale of the business unit or Change in Control.

(ii)	Subject to the provisions of this Plan and the Award Documentation, during a period set by the Committee commencing with the date of grant (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge or assign such shares. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service or such other factors or criteria as the Committee may determine.

(iii)	Except as provided in Section 7(c)(ii) and the applicable Award Documentation, the participant shall have, with respect to such shares, the right to vote and to receive payment of any cash dividends in cash or in the form of Dividend Equivalents or such other form as the Committee may determine at or after grant. Such dividends or Dividend Equivalents may be paid currently or may be deferred or reinvested in additional Restricted Stock subject to the same vesting conditions as the underlying Restricted Stock, in the discretion of the Committee. Dividends or Dividend Equivalents in property other than cash shall be subject to the same vesting and forfeiture conditions as the underlying Restricted Stock, unless the Committee determines otherwise at or after grant.

(iv)	Subject to the applicable provisions of the Award Documentation and this Section 7, upon termination of a participant’s employment with the Company for any reason during the Restriction Period, all such shares still subject to restriction shall vest or be forfeited in accordance with the terms and conditions established by the Committee at or after grant.

(v)	In the event of hardship or other special circumstances of a participant whose employment with the Company is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to any such shares of the participant.

(vi)	If and when the Restriction Period expires without a prior forfeiture of any such shares, such remaining shares shall be delivered to the participant, net of applicable withholding taxes.

SECTION 8.    Performance Awards.

(a)	Performance Awards in General. Performance Awards may be in the form of cash, shares of Stock or performance share units whose vesting conditions are related to the participant’s continued service with the Company for a specified period of time and the attainment of performance objectives for the Company, the participant’s business unit or other entity as may be specified by the Committee at the time of grant. The Committee shall have the authority to award to any participant a Performance Award either alone or in tandem with, in addition to or in substitution for other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Performance Awards will be made, the amount of cash or the number of shares subject to Performance Awards, the vesting schedule and performance conditions and all other terms and conditions of Performance Awards. The provisions of Performance Awards need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)	Terms and Conditions of Performance Awards. Performance Awards shall be subject to the following terms and conditions:

(i)	The terms of any Performance Award granted under the Plan shall be set forth in the applicable Award Documentation, which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether Awards based on shares shall have dividends or Dividend Equivalents. Such dividends or Dividend Equivalents shall not be paid currently, but may be deferred or reinvested in additional shares of Stock, in the discretion of the Committee, and shall be subject to the same vesting and performance conditions as the underlying shares subject to the Performance Award.

(ii)	Subject to the provisions of this Plan and the Award Documentation, during a period set by the Committee (the “Performance Period”), participants’ rights with respect to Performance Awards, including the shares subject to Performance Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date of payment or the date on which the shares are distributed to the participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(iii)	The performance objectives to be attained during any Performance Period and the length of the Performance Period shall be determined by the Committee at the time of grant of each Performance Award, provided, however, that a Performance Period shall not be shorter than one year.

(iv)	Performance Awards may be paid in cash, shares of Stock or other property and may be paid currently or deferred, as determined by the Committee at or after grant. The Committee may waive in whole or in part any of the continued service or performance conditions or restrictions imposed with respect to such Awards (except in the case of a Qualifying Award), based on such factors as the Committee may determine, including in connection with death, Disability, Retirement, termination of employment, sale of the business unit or Change in Control.

SECTION 9.    Other Stock-Based Awards.

(a)	Other Stock-Based Awards in General. Other awards of Stock and other awards that are payable in cash or Stock and are valued in whole or in part by reference to, or are otherwise based in whole or in part on, Stock (“Other Stock-Based Awards”), including, without limitation, Deferred Awards, Dividend Equivalents, cash or Stock-settled restricted share units, phantom stock and similar units, may be granted alone or in tandem with other Awards, and may be granted in addition to, or in substitution for, other types of Awards.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock to be awarded, the cash payment to be made pursuant to, and all other conditions of, Other Stock-Based Awards.

The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

(b)	Terms and Conditions. Other Stock-Based Awards shall be subject to the following terms and conditions:

(i)	Subject to the provisions of this Plan and the applicable Award Documentation, participants’ rights with respect to Other Stock-Based Awards, including the shares subject to Other Stock-Based Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are distributed to the participant, or, if later, the date on which any applicable restriction or deferral period lapses.

(ii)	Subject to the provisions of this Plan and the applicable Award Documentation, recipients of Other Stock-Based Award may be entitled to receive dividends or Dividend Equivalents with respect to the number of shares or deemed number of shares covered by Other Stock-Based Awards. Such dividends or Dividend Equivalents may be paid currently or may be paid on a deferred basis or reinvested in additional shares of Stock subject to the same vesting as the underlying shares subject to the Other Stock-Based Award, as may be determined by the Committee.

(iii)	Other Stock-Based Awards and any cash payments or Stock covered by Other Stock-Based Awards shall vest or be forfeited to the extent so provided in the applicable Award Documentation, as determined by the Committee.

(iv)	In the event of the participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all Other Stock-Based Awards.

(v)	Each Other Stock-Based Award shall be confirmed by, and subject to the terms of, the applicable Award Documentation.

(vi)	Stock distributed on a bonus basis under this Section 9 may be awarded for no cash consideration.

SECTION 10.    Qualifying Awards.

(a)	General. The Committee may grant an Award to any participant with the intent that such Award qualifies as “performance-based compensation” for “covered employees” under Section 162(m) of the Code (a “Qualifying Award”). The provisions of this Section 10, as well as all other applicable provisions of the Plan not inconsistent with this Section 10, shall apply to all Qualifying Awards. Qualifying Awards shall be of the type set forth in paragraph (b) or (c) below. In connection with Qualifying Awards, the functions of the Committee shall be exercised by a committee of the Board comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(b)	Qualifying Stock Options and Stock Appreciation Rights. Qualifying Awards may be in the form of Stock Options and Stock Appreciation Rights granted by the Committee and subject to the Individual Limit.

(c)	Qualifying Awards Other Than Stock Options and Stock Appreciation Rights.

(i)

Qualifying Awards (other than Stock Options and Stock Appreciation Rights) may be in the form of Performance Awards whose payment is conditioned upon the achievement of the performance objectives described in this paragraph. Amounts earned under such Qualifying Awards shall be based upon the attainment of the performance goals established by the Committee for a performance cycle in accordance with the provisions of Section 162(m) of the Code and the applicable regulations thereunder related to performance-based compensation. More than one performance goal may apply to a given performance cycle and payments may be made for a given performance cycle based upon the attainment of the performance objectives for any of the performance goals applicable to that cycle. The duration of a performance cycle shall be determined by the Committee, and the Committee shall be authorized to permit overlapping or consecutive performance cycles. The performance goals and the performance objectives applicable to a performance cycle shall be established by the Committee in accordance with the timing requirements set forth in Section 162(m) of the Code and the applicable regulations thereunder, provided, however, that such performance cycle shall not be shorter than one year. The performance goals that may be selected by the Committee for a performance cycle include any of the following: diluted earnings per share, net income, operating margin, operating income and net operating income, pretax profit, revenue growth, return on sales, return on equity, return on assets, return on investment, stock price growth, total return to shareholders, EBITDA, economic profit and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures, and may be measured on an absolute basis or relative to selected peer companies or a market index. The Committee shall have the discretion, by participant and by Qualifying Award, to reduce some or all of the amount that would otherwise be payable under the Qualifying Award.

(ii)	For any Performance Award denominated in shares of Stock having a performance cycle with a duration of thirty-six months, no participant may receive such Qualifying Awards under this Section 10(c) covering more than 600,000 shares of Stock or which provide for the payment for such performance cycle of more than 600,000 shares of Stock (or cash amounts based on the value of more than 600,000 shares of Stock). For a performance cycle that is longer or shorter than thirty-six months, the maximum limits set forth in the previous sentence shall be adjusted by multiplying such limit by a fraction, the numerator of which is the number of months in the performance cycle and the denominator of which is thirty-six.

(iii)	For any Performance Award denominated in cash, the maximum dollar amount (or shares of Stock having a value equal to such dollar amount) that may be paid to a participant in any 12-month period in respect of such Qualifying Awards shall be $10,000,000.

(iv)	Except as otherwise provided in Section 11, no amounts shall be paid in respect of a Qualifying Award granted under this Section 10(c) unless, prior to the date of such payment, the Committee certifies, in a manner intended to meet the requirements of Section 162(m) of the Code and the applicable regulations thereunder related to performance-based compensation, that the criteria for payment of Qualifying Awards related to that cycle have been achieved.

SECTION 11.    Change In Control Provisions.

(a)	Impact of Event. Unless the Committee otherwise determines at the time of grant, in the event of a Change in Control, the following acceleration and valuation provisions shall apply notwithstanding any other provision of the Plan:

(i)	Any Stock Appreciation Rights and any Stock Options (including Qualifying Awards) not previously exercisable and vested shall become fully exercisable and vested and shall remain exercisable for the remainder of their original terms, notwithstanding any subsequent termination of the applicable participant’s employment for any reason.

(ii)	The restrictions and deferral limitations applicable to any Restricted Stock Awards, Performance Awards (including Qualifying Awards) and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such Awards shall be deemed fully vested, notwithstanding any subsequent termination of the applicable participant’s employment for any reason.

(iii)

All outstanding Awards (including Qualifying Awards) shall either (A) be cashed out by the Company on the basis of the Change in Control Price as of the date such Change in Control is determined to have occurred or (B) be converted into awards based upon publicly traded common stock of the corporation that acquires McGraw-Hill, with which McGraw-Hill merges, or which otherwise results from the Change in Control, with appropriate adjustments pursuant to Section 3(d) to preserve the value of the Awards. The Committee shall determine which of the foregoing clauses (A) and (B) shall apply; provided, however, that the Committee shall be obligated to make such determination not later than three business days prior to a Change in Control; provided further that if no such determination is made by the Committee in accordance with the preceding clause, then the provisions of Section 11(a)(iii)(A) herein shall apply. In the event that the provisions of Section 11(a)(iii)(B) herein shall apply following a determination by the Committee, then all no-trading policies and other internal corporate approvals required with respect to the exercise or sale of Awards (including Qualifying Awards) and/or the underlying shares of Stock shall be waived.

(b)	Definition of “Change in Control”. For purposes of this Plan, the term “Change in Control” shall mean the first to occur of any of the following events:

(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of McGraw-Hill entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from McGraw-Hill, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from McGraw-Hill; (2) any acquisition by McGraw-Hill; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by McGraw-Hill or any entity controlled by McGraw-Hill; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 11(b); or

(ii)	A change in the composition of the Board such that the individuals who, as of the Plan Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11(b), that any individual who becomes a member of the Board subsequent to the Plan Effective Date, whose election, or nomination for election by McGraw-Hill’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of McGraw-Hill (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which all of the following conditions are met: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns McGraw-Hill or all or substantially all of McGraw-Hill’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than McGraw-Hill, any employee benefit plan (or related trust) of McGraw-Hill or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	The approval by the shareholders of McGraw-Hill of a complete liquidation or dissolution of McGraw-Hill.

(c)	Change in Control Price. For purposes of this Section 11, “Change in Control Price” means the highest price per share paid in any transaction reported on the Consolidated Transaction Reporting System, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible change in control of McGraw-Hill at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee.

SECTION 12.    Amendments and Termination.

The Board may amend, alter, discontinue or terminate the Plan, but no amendment, alteration, discontinuation or termination shall be made which would impair the rights of an optionee or participant under an Award theretofore granted, without the optionee’s or participant’s consent. In addition, the Board shall have the right to amend, modify or remove the provisions of the Plan which are included to permit the Plan to comply with the “performance-based” exception to Section 162(m) of the Code if Section 162(m) of the Code is subsequently amended, deleted or rescinded.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; but no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent or, subject to Section 3(d), reduce the option price per share of Stock subject to a Stock Option or Stock Appreciation Right, or cancel a Stock Option or Stock Appreciation Right in exchange for a cash payment or another Award, including a new Stock Option or Stock Appreciation Right having a lower option price, without prior shareholder approval.

Unless otherwise expressly provided in the applicable Award Documentation, the Plan and the Awards are not intended to provide for the deferral of compensation within the meaning of Section 409A(d)(1) of the Code, and they shall be interpreted and construed in accordance with such intent. Notwithstanding the foregoing and anything to the contrary in the Plan or any Award, if any provision of the Plan or any Award would cause the requirements of Section 409A of the Code to be violated, or otherwise cause any participant to recognize income under Section 409A of the Code, then such provision may be modified by the Committee or the Board in any reasonable manner that the Committee or the Board, as applicable, deems appropriate; provided that the Committee or the Board, as applicable, shall preserve the intent of such provision to the extent reasonably practicable without violating the requirements of Section 409A of the Code.

Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 13.    Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 14.    General Provisions.

(a)	Stock Subject to Awards. The Committee may require each person purchasing shares of Stock pursuant to an Award to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, any applicable federal or state securities law, and any applicable corporate law.

(b)	Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation or equity plans or arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)	Continued Employment. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

(d)	Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the participant for income tax purposes with respect to any Award (including dividends or Dividend Equivalents on any non-vested Restricted Stock Award, Performance Award or Other Stock-Based Award), the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, FICA, state, or local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. Unless the Committee otherwise determines, at or before the time of payment, tax withholding or payment obligations up to the participant’s minimum required withholding rate shall be settled with Stock that is part of the Award that gives rise to the withholding requirement. If and to the extent determined by the Committee, a participant may elect to satisfy any additional tax withholding or payment obligation up to the participant’s maximum marginal tax rate by delivery of unrestricted stock duly owned by the participant (and for which the participant has good title free and clear of any liens and encumbrances).

(e)	Governing Law. The Plan and all Awards and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

(f)	Computation of Benefits. Any payment under this Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(g)	Division Sale. Unless the Committee otherwise determines at or after the time of grant, and except as otherwise provided herein, if any participant’s employment by the Company terminates by reason of a Division Sale, such Division Sale shall be treated as an involuntary termination of employment of such participant hereunder and under the terms of any Award.

(h)

Foreign Law.    The Committee may grant Awards to eligible employees who are foreign nationals, who are located outside the United States, or who are otherwise subject to or cause the Company to be subject to legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with such legal or regulatory provisions.

(i)	Transferability of Awards. Unless the Committee determines otherwise at or after grant, no Award may be sold, assigned, pledged or otherwise encumbered prior to the date on which the Award is paid and any shares or amount of cash subject to such Award are distributed to the participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Awards shall not be transferable by the participant otherwise than by will or by the laws of descent and distribution, and, unless the Committee determines otherwise at or after grant, all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee. Unless approved by shareholders, no Award shall be transferable by the participant to a third-party for consideration.

(j)	Recoupment. The Committee may provide in the Award Documentation for any Performance Award that the Award may be subject to recovery by the Company after the date of payment in accordance with the terms of the Senior Executive Pay Recovery Policy of the McGraw-Hill Companies, Inc., or any successor policy, as in effect from time to time.

SECTION 15.    Plan Effective Date and Duration.

The Plan initially became effective as of the Plan Effective Date, and, the Plan, as amended and restated hereby (the “Amended Plan”), shall become effective, upon shareholder approval of the Amended Plan, on the Amended Plan Effective Date. If the shareholders of McGraw-Hill fail to approve the Amended Plan on the Amended Plan Effective Date, then the Plan as in effect prior thereto shall continue in effect thereafter. The Plan, in such form as shall be effective as of the Amended Plan Effective Date, shall continue in effect for a period of ten years thereafter, unless earlier terminated by the Board pursuant to Section 12.

April 28, 2010

10%

Total PCW Recycled Fiber

Please mark your votes as indicated in this example X FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE WO# 70086 3 Choices: Vote by Telephone, Internet or Mail Internet and telephone voting is available until 11:59 PM Eastern Time on April 27, 2010, the day prior to the shareholder meeting. VOTE BY TELEPHONE VOTE ON THE INTERNET Call toll-free 1-866-416-3842 on a touch-tone telephone. Have your proxy card in hand. Follow the recorded instructions. Access the Internet https://www.proxypush. Have your proxy card Follow the instructions Web site. Note: If you vote by telephone or on the Internet, 3 Choices: Vote by Telephone, Internet or Mail Telephone and Internet voting available until 11:59 p.m. (EDT) on April 24, 2007 Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR INTERNET http://www.proxyvoting.com/mhp Have your proxy card in hand when you access the Web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. VOTE BY TELEPHONE VOTE ON THE INTERNET VOTE BY MAIL Call toll-free 1-866-416-3842 on a touch-tone telephone. Have your proxy card in hand. Follow the recorded instructions. Access the Internet at https://www.proxypush.com/mhp. Have your proxy card ready. Follow the instructions at the voting Web site. Mark, sign and date your proxy card. Detach your proxy card. Please mail your card in the enclosed postage-paid envelope so it is received before the Annual Meeting. Note: If you vote by telephone or on the Internet, DO NOT mail back your proxy card. Your vote is important. Please vote immediately. 3 Choices: Vote by Telephone, Internet or Mail Telephone and Internet voting available until 11:59 p.m. (EDT) on April 24, 2007 Signature Signature Date Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2a AND 2b, 3a THROUGH 3d, 4, 5 AND 6 AND “AGAINST” ITEMS 7 AND 8. 3b. Sale, lease, exchange or other disposition of all or substantially all of the Company’s assets outside the ordinary course of business 2. Vote to amend the Restated Certificate of Incorporation to 2a. Declassify the Board of Directors THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1, 2a AND 2b, 3a THROUGH 3d, 4, 5 AND 6. 2b. Eliminate related supermajority voting provisions 3. Vote to amend the Restated Certificate of Incorporation to eliminate supermajority voting for the following actions 3a. Merger or Consolidation 3c. Plan for the exchange of shares 3d. Authorization of dissolution 4. Vote to amend the Restated Certificate of Incorporation to eliminate the “Fair Price” provision 5. Vote to approve the Amended and Restated 2002 Stock Incentive Plan 6. Vote to ratify Ernst & Young LLP as our independent Registered Public Accounting Firm for 2010 The Board of Directors recommends you vote “Against” the shareholder proposals in Items 7 and 8. 7. Shareholder proposal requesting special shareholder meetings 8. Shareholder proposal requesting shareholder action by written consent And, in their discretion, in the transaction of such other business as may properly come before the Meeting. 01 - Pedro Aspe 02 - Robert P. McGraw 03 - Hilda Ochoa – Brillembourg 04 - Edward B. Rust, Jr. 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (See reverse side for voting instructions) WO# 70086 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.mcgraw-hill.com/2009mhpproxy ADMISSION TICKET The McGraw-Hill Companies, Inc. 2010 Annual Meeting of Shareholders Wednesday, April 28, 2010 11:00 a.m. (EDT) (Doors open at 10:00 a.m.) 1221 Avenue of the Americas, 2nd Floor Auditorium (between 48th and 49th Streets) New York, New York 10020-1095 If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting. Annual Meeting Available by Webcast To listen to the Annual Meeting, go to www.mcgraw-hill.com and click on the link for the live webcast. The McGraw-Hill Companies, Inc. Proxy Card Solicited on Behalf of the Board of Directors The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 28, 2010, at 11 a.m. (EDT), and any adjournment thereof. The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, you have the right to direct The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. BNY Mellon Shareowner Services, the Company’s transfer agent, must receive your instructions by 2:00 p.m. (EDT) on April 26, 2010 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 8, 2010. Under the Plans, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.